Exhibit 2.1

EXECUTION VERSION

SALE OF BUSINESS AGREEMENT

DATED 22 AUGUST 2014

ROYAL & SUN ALLIANCE INSURANCE PLC

AND

ALLIED WORLD ASSURANCE COMPANY, LTD

EXECUTION VERSION

EXECUTION VERSION

	Part 3 Specific Policies for Preparation of the Completion Balance Sheet	64
11.	GWP Statement	66
12.	List of Documents to be Submitted to the Insurance Authority	68
13.	Agreed Form Deed of Novation	69
14.	Form of Notice Under Clause 5.5	70
15.	Transitional Services	71
	Part 1 Definitions	71
	Part 2 General Provisions	72
	Part 3 Transitional Services	76
16.	Interpretation	80

Signatories		91

EXECUTION VERSION

THIS AGREEMENT is made on 22 August 2014

BETWEEN:

(1)

ROYAL & SUN ALLIANCE INSURANCE PLC a limited liability company incorporated in England and Wales with number 00093792 whose registered office is at St Marks Court, Chart Way, Horsham, West Sussex RH12 1XL (the Seller); and

(2)	ALLIED WORLD ASSURANCE COMPANY, LTD a limited liability company incorporated in Bermuda whose address is at 27 Richmond Road Pembroke HM 08 Bermuda (the Purchaser).

BACKGROUND:

(A)	The Seller carries on the Business (as defined below) acting through its Hong Kong Branch.

(B)

The Seller wishes to sell and the Purchaser wishes to purchase the Business with a view to carrying on the Business through its Hong Kong branch as a going concern in succession to the Seller on the terms and subject to the conditions set out in this agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 16 apply throughout this agreement, unless the contrary intention appears.

1.2

In this agreement, unless the contrary intention appears, a reference to a recital, clause, subclause, section or schedule is a reference to a recital, clause, subclause, section or schedule to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	SALE AND PURCHASE OF THE BUSINESS

2.1

Subject to the Conditions being satisfied, the Seller shall sell and the Purchaser shall purchase the Assets with a view to the Purchaser carrying on the Business from Completion as a going concern in succession to the Seller.

2.2	The Seller shall sell the Assets free from all Encumbrances. Property and risk in those Assets shall vest in the Purchaser on Completion.

2.3	The Seller covenants with the Purchaser that it has the right to sell and transfer the full legal and beneficial interest in the Assets to the Purchaser on the terms set out in this agreement.

3.	EXCLUDED ASSETS AND LIABILITIES

3.1	Nothing in this agreement shall operate to transfer:

(a)	the Licensed RSA Marks; or

(b)	the Retained Business.

EXECUTION VERSION

3.2	The Purchaser:

(a)

covenants with the Seller that it will duly and properly perform, assume, pay and discharge all Assumed Liabilities and all debts, liabilities and obligations incurred by it in connection with the Business after Completion; and

(b)

shall, subject to clause 3.4, indemnify the Seller and each other member of the Seller’s Group against all Costs incurred or suffered by the Seller or such other member of the Seller’s Group in respect of the Assumed Liabilities and the debts, liabilities and obligations incurred by the Purchaser in connection with the Business after Completion save in respect of a Warranty Claim attributable to the Assumed Liability in respect of which the indemnity is sought and which has been made in accordance with the provisions of Schedule 2.

3.3

With effect from Completion, the Seller shall indemnify the Purchaser and each other member of the Purchaser’s Group against all Costs incurred or suffered by the Purchaser or such other member of the Purchaser’s Group on or after Completion in respect of the Excluded Assets, Excluded Contracts and Excluded Liabilities.

3.4

The Seller agrees that to the extent a Warranty Claim attributable to an Assumed Liability in respect of which an indemnity is sought under clause 3.2(b) (the Indemnified Liability) remains to be agreed between the parties or finally determined by an arbitration tribunal in accordance with the provisions of clause 29.3, it shall not be entitled to recover in respect of the Indemnified Liability until such time as the Warranty Claim has been agreed between the parties or finally determined by an arbitration tribunal (as the case may be) and provided always that any sum agreed, awarded or paid to the Purchaser in respect of the Warranty Claim (as may have been agreed between the parties or finally determined by an arbitration tribunal) may not be claimed, set-off against or recovered under the indemnity.

4.	CONDITIONS PRECEDENT

4.1	The sale and purchase of the Business is conditional on:

(a)	the approval of transfer of the Hong Kong Insurance Portfolio being granted by the Insurance Authority pursuant to section 25D of the Insurance Companies Ordinance;

(b)

the Purchaser obtaining all necessary authorisations from the Insurance Authority to carry on the Business in all classes of general business in or from Hong Kong in order for the Purchaser to carry on the Business on the basis that the Insurance Authority has not imposed conditions on the Purchaser which, acting reasonably, are not acceptable to it; and

(c)	the novation, or legal and valid assignment, of the rights and benefits of, subject to Completion, the Premium Agreement,

each a Condition and together, the Conditions.

4.2

In relation to the Conditions set out in clause 4.1, each of the Seller and the Purchaser shall use its best endeavours to procure (so far as it is so able to procure) that such Conditions are satisfied on or before the Long Stop Date. If all the Conditions are not satisfied on or before that date:

(a)

except for this subclause, clauses 1, 9.5, 22, 23, 24, 25, 26, 27, 28 and 29 and the provisions of Schedule 16 (the Surviving Provisions), all the other clauses of this agreement shall lapse and cease to have effect; but

EXECUTION VERSION

(b)

neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation and, in addition, provided that if the lapsing of the agreement is solely as a result of the failure of the Purchaser to obtain the approvals referred to in clause 4.1(b) above, the Purchaser shall within three Business Days of the agreement lapsing pay to the Seller a sum equivalent to 2% of the Initial Consideration as compensation for the costs and expenses incurred by the Seller in relation to the unsuccessful transaction.

5.	PRE-COMPLETION COVENANTS

5.1	Until Completion the Seller shall, to the extent permitted by law and subject to clause 5.2, comply with the provisions of Schedule 5.

5.2	Clause 5.1 shall not operate so as to restrict or prevent:

(a)

any matter of which written notice has been given to the Purchaser but in relation to which the Purchaser has not made a final determination within (i) two Business Days in relation to any matter referred to in paragraph 1.3(f) of Schedule 5 or (ii) five Business Days in relation to any matter referred to in paragraph 1.3 other than paragraph 1.3(f), from the date on which such written notice was sent (and failure to respond in writing to a written notice shall be deemed to be failure to make a final determination in respect of the matter contained within such written notice). Notwithstanding anything contained in this clause 5.2(a), the Purchaser agrees to use its best endeavours to respond to a request for consent from the Seller in relation to paragraph 1.3(i)(i) of Schedule 5 within 24 hours of the receipt of any such request for consent;

(b)	the completion or performance of any obligations required under any contract or arrangement entered into by the Seller or in respect of any of the Business prior to the date of this agreement;

(c)

any matter reasonably undertaken by the Seller or any member of the Seller’s Group in respect of the Business in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which the Purchaser shall be consulted as far in advance as is reasonably practicable and legally permissible in the circumstances, failing which, the Purchaser will be promptly notified);

(d)	any matter contemplated in this agreement or the other Transaction Documents;

(e)	any payment for or in respect of Tax when due;

(f)	any matter undertaken at the written request of the Purchaser;

(g)

any action necessary (in the reasonable belief of the Seller) in order to comply with any requirement of applicable law or regulation (including any rules or requirements of or any direction received from any Government Agency) and in respect of any such material matter the Purchaser shall be consulted as far in advance as is reasonably practicable and legally permissible in the circumstances;

(h)

the giving of notice to terminate agreements or arrangements in respect of services provided by members of the Seller’s Group in relation to the Business or the entry into of amendment agreements to provide for such termination on Completion pursuant to the terms of this agreement;

EXECUTION VERSION

(i)

subject to clause 5.6, responding to any communication from, or attending any calls or meetings with, any Government Agency (and of which the Purchaser shall be consulted as far in advance as is reasonably practicable and legally permissible in the circumstances, failing which, the Purchaser will be promptly notified); or

(j)

the settlement (prior to the Completion Date) of any amounts due in respect of any Indebtedness related to the Business to the Seller’s Group in accordance with the terms of any intra-company or intra-group arrangements.

5.3	The Seller covenants that it shall:

(a)

apply to the Insurance Authority for the approval of the transfer of the Hong Kong Insurance Portfolio pursuant to section 25D of the Insurance Companies Ordinance (Insurance Authority Application) and submit a proposal for the transfer of the Non-Transferring Policies after the receipt of copies of the relevant documents from the Purchaser under clause 5.4(a) and (b) below and further covenants to provide all documents (in the form required) in respect of the Seller and those documents set out in Schedule 12 in the Agreed Form required for the purposes of the Insurance Authority Application to approve the transfer of the Hong Kong Insurance Portfolio and where applicable the transfer of the Non-Transferring Policies and any supplemental documents as may be requested by the Insurance Authority;

(b)

once the Insurance Authority is satisfied with the Insurance Authority Application and the proposal for the transfer of the Non-Transferring Policies, execute and implement such application and proposal;

(c)

to the extent not prohibited by the Insurance Authority or by any applicable law, from the date of this agreement until Completion, allow the Purchaser and any persons authorised by it, upon reasonable notice and during normal business hours, access to its books and records relevant to the operation of the Business for the purposes of transition planning;

(d)	procure that the Business shall settle the Head Office Account prior to Completion in cash;

(e)

provide all reasonable and necessary assistance to the Purchaser and use reasonable endeavours to assist the Purchaser in fulfilling the Condition in clause 4.1(b) above, including, but not limited, to providing documents or information required to be submitted to the Insurance Authority; and

(f)

in the period prior to Completion and to the extent not prohibited by law or any obligation of confidentiality to which it is bound, provide the Purchaser with such information as the Purchaser may reasonably request concerning insurance agencies (and their technical representatives) and agents who are appointed insurance agents of the Business, accompany (upon reasonable notice having been given by the Purchaser) the Purchaser to a meeting with the Insurance Agents Registration Board, and if the provision of personal details relating to the insurance agents requires prior consent from the agents, to provide reasonable assistance to the Purchaser to contact the insurance agents with a view to obtain the necessary consent, in each case for the purposes of facilitating the Purchaser re-registering such agents as insurance agents of the Purchaser with effect from Completion.

5.4	The Purchaser covenants that it shall:

(a)

as soon as reasonably practicable after the date of this agreement, and in any event within 25 Business Days of the execution of this agreement, or in the case of any additional or supplementary information requested by the Insurance Authority, as soon as reasonably

EXECUTION VERSION

practicable after such request and subject to receiving the reasonable co-operation of the Seller, provide to the Seller the documents (in the form required) in respect of the Purchaser required for the purposes of the Insurance Authority Application under clause 5.3(a) above and any supplemental documents as may be required by the Insurance Authority;

(b)

promptly amend, modify or re-execute any document provided by it under subclause 5.4(a) and co-operate with the Seller to amend, modify or re-submit any application submitted by the Seller under clause 5.3(a), as necessary or as required by the Insurance Authority, provided always that any such amendment, modification or re-submission shall not materially prejudice the business interests of the Purchaser as reasonably determined by the Purchaser;

(c)

promptly notify the Seller, and provide details to the Seller, of any communications (and provide copies of any written communications) from the Insurance Authority or any other person in relation to obtaining any consent, approval or action where such communications have not been independently or simultaneously supplied to the Seller;

(d)

provide the Seller (or advisers nominated by the Seller) with draft copies of all submissions and communications to the Insurance Authority, or other persons in relation to obtaining any consent, approval or action at such time as will allow the Seller a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and promptly provide the Seller (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent; and

(e)

to the extent not prohibited by the Insurance Authority, or any other person concerned, allow persons nominated by the Seller to attend all meetings with the Insurance Authority, or other persons and, where appropriate, make oral submissions at such meetings and, where the Seller has not attended such meetings, the Purchaser shall provide the Seller with reasonable details of those meetings as soon as reasonably practicable (and in any event within two Business Days of such meeting), provided that (i) nothing in this clause shall oblige the Purchaser to provide the Seller with information concerning the operation of the Business or any other part of the Purchaser’s Group’s business after Completion to the extent that it does not relate to the satisfaction of any Condition, and (ii) the Purchaser shall be entitled to redact (on a ‘minimum required’ basis) from any documentation provided between the parties in connection with satisfaction of the Condition set out in clause 4.1(b) such data and information concerning the operation of the Business or any other part of the Purchaser’s Group’s business that is secret, confidential and personal to the Purchaser’s Group’s business and which relates to its future operations, business plans and material third party relationships, but only to the extent that such redaction does not prejudice the Purchaser’s general obligation under this clause 5.4 to keep the Seller informed of communications to and from the Insurance Authority.

5.5

The Seller and the Purchaser shall procure that a notice of transfer relating to the sale and purchase of the Business is published in accordance with the provisions of the Transfer of Businesses (Protection of Creditors) Ordinance on a date to be agreed between the Seller and the Purchaser, such date not being more than four months and not being less than one month before the Completion Date. Any such notice shall be in the form set out in Schedule 14 and shall be given without prejudice to the rights and obligations of the Parties, as against each other, under this agreement. The Purchaser shall be liable for the relevant publication costs of such notice.

EXECUTION VERSION

5.6	The Seller covenants that it shall (to the extent permitted by law and the Insurance Authority) in relation to the Insurance Authority Application under clause 5.3 above:

(a)

promptly consult with the Purchaser and provide the Purchaser (or advisers nominated by the Purchaser) with draft copies of all submissions and communications to the Insurance Authority in connection with the Insurance Authority Application, or other persons in relation to obtaining any consent, approval or action at such time as will allow the Purchaser a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and promptly provide the Purchaser (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent;

(b)

promptly notify the Purchaser, and provide details to the Purchaser, of any communications (and provide copies of any written communications) from the Insurance Authority or any other person in relation to obtaining any consent, approval or action where such communications have not been independently or simultaneously supplied to the Purchaser; and

(c)

to the extent not prohibited by the Insurance Authority, or any other person concerned, allow persons nominated by the Purchaser to attend all meetings with the Insurance Authority, or other persons and, where appropriate, make oral submissions at such meetings and, where the Purchaser has not attended such meetings, the Seller shall provide the Purchaser with reasonable details of those meetings as soon as reasonably practicable (and in any event within two Business Days of such meeting).

6.	COMPLETION

6.1

Completion shall take place at the office of Baker & McKenzie in Hong Kong at 9:30 a.m. (Hong Kong time) on the day falling at the end of the calendar month (or if that day is not a Business Day, on the next following Business Day) following the third Business Day after the date on which all the Conditions are satisfied or at such other time and on such other date as the Seller and the Purchaser may agree.

6.2	At Completion:

(a)	the Seller shall observe and perform the provisions of Part 1 of Schedule 6; and

(b)	the Purchaser shall observe and perform the provisions of Part 2 of Schedule 6.

6.3	The Purchaser shall not be entitled in any circumstances to rescind or terminate this agreement after Completion.

6.4

Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of the Assets unless, in the case of the Purchaser, the obligations of the Seller set out in Part 1 of Schedule 6 have been complied with and, in the case of the Seller, the obligations of the Purchaser set out in Part 2 of Schedule 6 have been complied with, in each case on the Completion Date. If any of the obligations of the Seller set out in Part 1 of Schedule 6 are not complied with on the Completion Date, the Purchaser may, and if any of the obligations of the Purchaser set out in Part 2 of Schedule 6 are not complied with, the Seller may, in addition and without prejudice to all other rights and remedies available to it, elect to:

(a)

defer Completion to a Business Day which is not less than five Business Days and not more than 15 Business Days after the original due date for Completion by giving notice to the other party (so that the provisions of this clause 6 shall apply to Completion as so deferred);

(b)	proceed to Completion as far as practicable; or

EXECUTION VERSION

(c)

terminate this agreement by notice to the other party without liability on the part of the non-breaching party and except for this subclause and the Surviving Provisions, all the provisions of this agreement shall lapse and cease to have effect save that lapsing or termination of this agreement (for whatever reason) shall be without prejudice to the respective rights or liabilities of each of the parties accrued prior to such termination.

7.	INITIAL CONSIDERATION

7.1

The initial consideration for the sale of the Assets shall be GBP36,700,000 (the Initial Consideration). The Initial Consideration shall be apportioned as set out in Part 2 of Schedule 3 and shall be payable in cash on Completion in accordance with the provisions of Schedule 6 as adjusted in accordance with clauses 7.2, 8 and Schedule 10.

7.2	In the event that by Completion:

(a)

the Property Lease is not novated or legally and validly assigned to the Purchaser with effect from Completion within five months from the date of this agreement (unless otherwise extended by mutual agreement of the parties), the Initial Consideration payable at Completion shall be reduced by an amount equal to USD800,000; or

(b)

either or both of the Manulife Agreement and/or the Inchcape Motor Scheme Agreement are not novated or legally and validly assigned to the Purchaser by Completion, the Initial Consideration payable at Completion shall be reduced by USD10,000,000 in respect of either contract or by USD20,000,000 in respect of both contracts.

8.	ADJUSTMENT TO INITIAL CONSIDERATION

8.1	The Initial Consideration shall be adjusted following Completion in accordance with this clause 8 as follows:

(a)	if the Completion Equity exceeds HKD(169,544,375), the Initial Consideration shall be increased by the amount by which the Completion Equity exceeds HKD(169,544,375);

(b)	if the Completion Equity is less than HKD(169,544,375), the Initial Consideration shall be reduced by the amount by which the Completion Equity is less than HKD(169,544,375); and

(c)	in the event that:

(i)

the total aggregate amount of the gross written premium attributable to the policies issued by the Seller (the Due GWP) for the period of 12 months prior to Completion (the Relevant Period) pursuant to the Manulife Agreement (the MRP GWP) is less than the Due GWP under the Manulife Agreement for the period of 12 months prior to the Relevant Period (the MPP GWP), the Initial Consideration shall be reduced by an amount up to USD10,000,000 calculated as follows:

USD1,000,000 if Z% ≥ 80% but < 90%

USD2,000,000 if Z% ≥ 70% but < 80%

USD3,000,000 if Z% ≥ 60% but < 70%

USD4,000,000 if Z% ≥ 50% but < 60%

USD5,000,000 if Z% ≥ 40% but < 50%

USD6,000,000 if Z% ≥ 30% but < 40%

USD7,000,000 if Z% ≥ 20% but < 30%

USD10,000,000 if Z% ≥ 0% but < 20%

EXECUTION VERSION

where ((MRP GWP / MPP GWP) x 100) = Z%,

provided that no deduction shall be made where the difference between the MRP GWP and the MPP GWP arises as a result of trading, economic or market risks, factors or circumstances beyond the Seller’s control occurring or taking effect during the Relevant Period and which affects the insurance industry generally; or

(ii)

the Due GWP for the Relevant Period pursuant to the Inchcape Motor Scheme Agreement (the IRP GWP) is less than the Due GWP under the Inchcape Motor Scheme Agreement for the period of 12 months prior to the Relevant Period (the IPP GWP), the Initial Consideration shall be reduced by an amount up to USD10,000,000 calculated as follows:

USD1,000,000 if Y% ≥ 80% but < 90%

USD2,000,000 if Y% ≥ 70% but < 80%

USD3,000,000 if Y% ≥ 60% but < 70%

USD4,000,000 if Y% ≥ 50% but < 60%

USD5,000,000 if Y% ≥ 40% but < 50%

USD6,000,000 if Y% ≥ 30% but < 40%

USD7,000,000 if Y% ≥ 20% but < 30%

USD10,000,000 if Y% ≥ 0% but < 20%

where ((IRP GWP / IPP GWP) x 100) = Y%,

provided that no deduction shall be made where the difference between the IRP GWP and the IPP GWP arises as a result of trading, economic or market risks, factors or circumstances beyond the Seller’s control occurring or taking effect during the Relevant Period and which affects the insurance industry generally.

The MRP GWP, the MPP GWP, the IRP GWP and the IPP GWP (collectively the GWP Amounts) shall be determined according to the provisions in Schedule 11.

8.2	If as a result of such an adjustment:

(a)	the amount of the Initial Consideration is increased, the Purchaser shall make a payment to the Seller of a sum equal to that increase; or

(b)	the amount of the Initial Consideration is reduced, the Seller shall make a payment to the Purchaser of a sum equal to that reduction,

together with interest on that sum calculated on a daily basis at the rate of 2.5% per annum from (and including) Completion to (but excluding) the date of actual payment (Adjustment Amount).

8.3

Any such payment shall be made within five Business Days following the day on which the Completion Balance Sheet is finalised as contemplated by Schedule 10 and the GWP Amounts are determined in accordance with Schedule 11.

9.	INTELLECTUAL PROPERTY RIGHTS AND INFORMATION

9.1

The Purchaser acknowledges and agrees with the Seller (on behalf of itself and for each member of the Seller’s Group) that, save as expressly set out in the Trade Mark Licence, nothing in this agreement shall transfer or licence, or shall operate as an agreement to transfer or licence any right, title or interest in or to any of the Licensed RSA Marks or any similar name or mark or any associated goodwill or any domain name that includes any such Licensed RSA Mark or similar name or mark.

EXECUTION VERSION

9.2

The Purchaser undertakes to the Seller (on behalf of itself and for each member of the Seller’s Group) that, save as expressly provided in the Transaction Documents, it shall not, and shall procure that no member of the Purchaser’s Group shall, hold itself out as being or having been part of or in any way connected with the Seller’s Group (save in relation to any arrangements relating to Global Business (as defined in clause 19.1)).

9.3

The Purchaser undertakes to the Seller (on behalf of itself and as trustee for each member of the Seller’s Group) that it shall procure that, as soon as practicable after Completion and in any event within the period of six months following Completion, it shall re-label, destroy or exhaust all materials held by it that bear any RSA Mark, including signage, advertising, promotional and sales materials, product literature, software, stationery, business cards, websites and any other materials (collectively, the Materials) and shall procure that each member of the Purchaser’s Group shall within six months after Completion remove from any website it owns or controls the RSA Marks and any reference to the Seller or the Seller’s Group, or the business of the Seller’s Group and shall delete any hypertext links which connect any such websites to Seller’s Group websites. The Purchaser agrees to take all reasonable steps to ensure that where, during such period of six months following Completion, any existing stocks of marketing or sales materials bearing any RSA Mark are used in the course of the Business, the recipients of those materials are made aware (in writing wherever practicable) that the entity carrying out the Business does not form part of the Seller’s Group and has no association with the Seller’s Group and is not therefore carrying on business for or representing any member of the Seller’s Group.

9.4	Nothing in this agreement shall oblige the Purchaser to remove or obliterate any RSA Mark from:

(a)

any Materials (or copies of such Materials) in existence prior to Completion (and to which the RSA Mark was applied prior to Completion) that have been issued to or otherwise distributed to policyholders or their insured, or any other third parties, but excluding any software that will remain in use by the Business on an on-going basis from Completion; or

(b)	any non-policyholder facing records that are used for internal purposes only.

9.5

The Purchaser undertakes to the Seller (on behalf of itself and as trustee for each member of the Seller’s Group) that neither it nor any member of the Purchaser’s Group shall anywhere in the world file or permit or encourage others to file any trade mark applications in relation to, or otherwise make any claim to or seek to (or permit or encourage others to) acquire any rights in any of the RSA Marks or any name or mark which includes any of the RSA Marks or any name or mark which is similar or substantially similar to or so nearly resembling any of the RSA Marks as might reasonably cause deception or confusion. The provisions of this clause 9.5 shall survive any termination of this agreement.

9.6

The Purchaser shall indemnify and keep the Seller (on behalf of itself and as trustee for each member of the Seller’s Group) fully and effectively indemnified from and against all Costs suffered or incurred in connection with the use by the Purchaser or any of its subsidiaries of the RSA Marks.

9.7

If the Purchaser owns after Completion any Intellectual Property Rights or rights in Information which prior to Completion related exclusively or predominantly to the Retained Business, the Purchaser shall procure that such Intellectual Property Rights and/or rights in Information are transferred to the Seller or a company nominated by the Seller for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

EXECUTION VERSION

9.8

The Seller hereby assigns to the Purchaser (or shall procure the assignment to the Purchaser), absolutely with full legal and beneficial title to and interest in, and free from all Encumbrances, the Business Intellectual Property Rights, including the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action arising from ownership, of any of the Business Intellectual Property Rights whether occurring before, on, or after the date of this agreement and, to the extent that the Seller (or a member of the Seller’s Group) is restricted by applicable law from giving effect to the above assignment, the Seller grants, and shall procure the grant by each relevant member of the Seller’s Group (with effect from Completion) to the Purchaser a non-exclusive, perpetual, royalty-free licence of all the Business Intellectual Property Rights.

9.9

If a member of the Seller’s Group owns after Completion any Intellectual Property Rights or rights in Information (except for rights in any RSA Mark) which prior to Completion related exclusively or predominantly to the Business, the Seller shall procure that such Intellectual Property Rights and/or rights in Information are transferred to the Purchaser for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

9.10

The Purchaser hereby grants, and shall procure the grant by each relevant member of the Purchaser’s Group (with effect from Completion) to the Seller and each member of the Seller’s Group a non-exclusive, perpetual, worldwide, royalty-free licence (with the right to sublicense) of all Business Intellectual Property Rights and rights in Information owned by the Purchaser, which prior to Completion related (but not exclusively or predominantly) to the Retained Business.

9.11	No right to use any software licensed to a member of the Seller’s Group which is sublicensed to, or used for the benefit of, the Business shall continue following Completion.

9.12

Save as expressly set out in the Trade Mark Licence, the Purchaser acknowledges and agrees that the Purchaser’s Group does not have any licence nor is the Seller required to procure such a licence to use the RSA Name and the Purchaser undertakes to the Seller that it will not, and will procure that no member of the Purchaser’s Group will, use the RSA Name after Completion.

10.	POST-COMPLETION COVENANTS

10.1	The Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, for a period of five years from Completion:

(a)	retain in its or the relevant member of the Purchaser’s Group’s possession and control; and

(b)

as promptly as practicable during normal business hours and on reasonable notice, permit the Seller or its duly authorised representatives (which shall include (without limitation) the Seller’s external auditors), for the sole purpose of obtaining information required for the Seller or a member of the Seller’s Group for the preparation or audit of accounts and Taxation returns and filings, to inspect and (to the extent permitted by applicable law) take copies of, all the business records relating to the Business in respect of the period before Completion that are in its or a member of the Purchaser’s Group’s possession or control, and the Purchaser shall procure that such business records that are held before Completion by the Seller and handed over to the Purchaser at Completion and which are required by law to be retained are properly maintained and retained in a manner materially consistent with the past practice of the Business.

EXECUTION VERSION

10.2

The Seller shall, and shall procure that each member of the Seller’s Group shall, for a period of five years from Completion, during normal business hours and on reasonable notice, permit the Purchaser or its duly authorised representatives (which shall include (without limitation) the Purchaser’s external auditors) for the sole purpose of obtaining information required for the Purchaser or a member of the Purchaser’s Group for the preparation or audit of accounts and Taxation returns and filings, to inspect and (to the extent permitted by applicable law) take copies of, all the business records of the Seller or such member of the Seller’s Group in relation to the Business before Completion that are in its or such member of the Seller’s Group’s possession or control. The Seller shall, and shall procure that such business records that are required by applicable law to be retained are retained by the Seller or such member of the Seller’s Group in accordance with such law.

10.3	The Seller shall, or shall procure that a member of the Seller’s Group shall, provide the relevant services to the Purchaser in relation to the Business as and on the basis as set out in Schedule 15.

10.4

Each of the Purchaser and the Seller shall, as soon as reasonably practicable after Completion and in any event in accordance with all time periods stipulated pursuant to any applicable law, make all post-Completion notifications required to be made by it, and procure that all post-Completion notifications required to be made by a member of the Purchaser’s Group, in the case of the Purchaser, and a member of the Seller’s Group, in the case of the Seller, be made, to any relevant Government Agency in connection with the transactions contemplated by this agreement in accordance with applicable law.

11.	SELLER’S WARRANTIES

11.1

The Seller warrants to the Purchaser that, except as Disclosed to the Purchaser in the Disclosure Letter or the Data Room, each of the Warranties is true and accurate and not misleading, and each of the Warranties shall be deemed to be repeated by the Seller at Completion (by reference to the relevant facts and circumstances existing at the relevant time).

11.2	The Warranties and any Warranty Claim shall be subject to the limitations and other provisions set out in Schedule 2.

11.3

The Seller agrees and undertakes with the Purchaser and the Employees, in the absence of fraud or wilful concealment by or on behalf of Employees, to waive any rights or claims that it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any of the Employees in connection with the giving of the Warranties or the preparation of the Data Room and/or Disclosure Letter.

12.	CONTRACTS AND THE PROPERTY LEASE

12.1	From Completion the Purchaser shall:

(a)	be entitled to the benefit of the Contracts;

(b)	carry out, perform and complete all the obligations and liabilities to be discharged under the Contracts save for the Excluded Liabilities; and

(c)	indemnify the Seller against all Costs in respect of any failure on the part of the Purchaser to carry out, perform and complete those obligations and liabilities (excluding any Excluded Liabilities).

12.2

Insofar as the benefit or burden of any of the Contracts cannot effectively be assigned to the Purchaser except by an agreement or novation with or consent to the assignment from the person, firm or company concerned:

(a)

the Seller shall use its reasonable endeavours with the co-operation of the Purchaser to procure such novation or assignment in the period prior to Completion and the Purchaser shall use its reasonable endeavours with the co-operation of the Seller to procure such novation or assignment in the period from Completion;

EXECUTION VERSION

(b)

until the Contract is novated or assigned, the Seller shall hold it in trust for the Purchaser absolutely and the Purchaser shall (if such sub-contracting is permissible and lawful under the Contract), as the Seller’s sub-contractor, perform all the obligations of the Seller under the Contract to be discharged after Completion and shall indemnify the Seller against all Costs in respect of any failure on the part of the Purchaser to perform those obligations (excluding any Excluded Liabilities); and

(c)

until the Contract is novated or assigned, the Seller shall (so far as it lawfully may) give all reasonable assistance to the Purchaser (at the Purchaser’s request and expense) to enable the Purchaser to enforce its rights under the Contract and/or commence proceedings in the Seller’s name in accordance with the principles set out in clause 13.7.

12.3

The Seller shall use its reasonable endeavours with the cooperation of the Purchaser to obtain, as soon as reasonably practicable after the date of this agreement, the consent of the Landlord (and any other parties whose consent or approval is required) to novate the Property Lease to the Purchaser with effect from Completion on terms that provide for the release by the Landlord of the Seller from any liability or obligation under or in relation to the Property Lease with effect from Completion and on such other terms as the Seller may, in its reasonable discretion, require. The Seller shall keep the Purchaser updated of all material developments in relation to the request for the Landlord’s consent. The Seller shall give reasonable notice to the Purchaser before making contact or communicating with the Landlord and shall provide the Purchaser with drafts of any statement, document, notice or other written communication (Seller Communications) that the Seller proposes to make or provide in connection with the application for consent and shall take due account of any comments that the Purchaser may make before finalising any Seller Communications. The Seller shall also provide the Purchaser with the opportunity to participate in any meeting or call that the Seller may have with the Landlord.

13.	NON-TRANSFERRING POLICIES

13.1	From Completion the Purchaser shall:

(a)	be entitled to the benefit of the Non-Transferring Policies;

(b)	carry out, perform and complete all the obligations and liabilities to be discharged under the Non-Transferring Policies save for the Excluded Liabilities; and

(c)	indemnify the Seller against all Costs in respect of any failure on the part of the Purchaser to carry out, perform and complete those obligations and liabilities (excluding any Excluded Liabilities).

13.2

The Seller shall, as soon as reasonably practicable after the Submission Date, use its reasonable endeavours with the cooperation of the Purchaser to procure the novation of each Non-Transferring Policy to the Purchaser with effect from (and subject to) Completion by entering into a novation agreement in substantially the same form as the Agreed Form Deed of Novation with the relevant counterparty under each of Non-Transferring Policies (the Counterparty) and shall provide an original counterpart of each such novation agreement executed by each of the Seller and the Counterparty to the Purchaser.

13.3

Upon the written request of the Seller, and provided that the novation agreement delivered to the Purchaser as referred to in clause 13.2 is in substantially the same form as the Agreed Form Deed of Novation, with no amendment that adversely affect the rights, obligations or liabilities (actual or contingent) of the Purchaser, the Purchaser shall, as soon as reasonably practicable, execute and deliver a counterpart of such novation agreement to the Seller, and such Non-Transferring Policy shall be a Transferred Policy.

EXECUTION VERSION

13.4

To the extent that there are Non-Transferring Policies that have not become Transferred Policies at Completion and for the period of time until they become Transferred Policies or the relevant Reinsurance Policy expires or is otherwise effectively terminated (each an Outstanding Non-Transferring Policy), the provisions of clauses 13.1 to 13.3 shall apply to the Seller and the Purchaser, and:

(a)	all books and records relating to an Outstanding Non-Transferring Policy shall remain the property of the Seller; and

(b)

to the extent permitted by applicable law and subject to the Purchaser (i) acting reasonably in requesting for such periodic audits and (ii) signing (for itself and on behalf of its employees, agents, auditors and representatives of third party reinsurers) any confidentiality undertakings reasonably requested by the Seller, the Seller shall as promptly as practicable and during normal business hours and with reasonable notice from the Purchaser, permit the Purchaser, its employees, agents, auditors and representatives of third party reinsurers to carry out periodic audits including access to relevant employees, agents and legal counsel (subject to not compromising any attorney client privilege) and to take away copies of information from the Seller’s premises relating to an Outstanding Non-Transferring Policy.

13.5

The Seller shall hold in trust for the Purchaser absolutely and (so far as it lawfully may) give all reasonable assistance to the Purchaser (at the Purchaser’s request and expense) to enable the Purchaser to enforce its rights under each Outstanding Non-Transferring Policy and /or commence proceedings in the Seller’s name in accordance with clause 13.7 below, until each such Outstanding Non-Transferring Policy is novated to the Purchaser and becomes a Transferred Policy or expires or is otherwise effectively terminated without any outstanding right or claims that may be exercisable by the Seller.

13.6

The Purchaser may not do anything to extend, amend, renew or fail to terminate (when able to do so) a Reinsurance Policy which would expose the Seller to any liability or obligation of any nature which would not exist or arise if that Reinsurance Policy expired without any change on the next available date after Completion when it would otherwise expire or could be terminated or not renewed.

13.7

Subject to clause 13.8 below, the Purchaser may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of any claims or other liability (and all Costs relating thereto) that arise under or in connection with any Outstanding Non-Transferring Policy (a Reinsurance Claim) for which the Seller is effectively indemnified under clause 13.1 above is otherwise disposed of, give notice to the Seller that it elects to assume the conduct of any dispute, compromise, defence or appeal of the Reinsurance Claim and of any incidental negotiations on the following terms:

(a)

the Purchaser shall indemnify (and secure to the reasonable satisfaction of the Seller) the Seller against all Costs which it may incur in taking any such action as the Purchaser may request pursuant to subparagraphs (b) and (c) below;

(b)

the Seller shall make available to the Purchaser such persons and all such information as the Purchaser may reasonably request for assessing, contesting, disputing, defending, appealing or compromising the Reinsurance Claim;

EXECUTION VERSION

(c)

the Seller shall take such action to assess, contest, dispute, defend, appeal or compromise the Reinsurance Claim as the Purchaser may reasonably request and not make any admission of liability, agreement, settlement or compromise in relation to the Reinsurance Claim without the prior written approval of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned); and

(d)

the Purchaser shall keep the Seller informed of the progress of the Reinsurance Claim and provide the Seller with copies of all relevant documents and such other information in its possession as may be requested by the Seller (acting reasonably).

13.8

In relation to clause 13.7 above, the Purchaser shall not be entitled to settle, compromise, admit or otherwise agree to anything in relation to a Reinsurance Claim which would or could give rise to an obligation or liability of any nature whatsoever on the part of the Seller or any member of the Seller’s Group unless:

(a)

it has first given notice of its intention to do so to the Seller a reasonable time in advance of the time when the Purchaser intends to do so and has taken due account of any proposals or views made by the Seller (acting reasonably); and

(b)

the settlement, compromise, admission, or agreement is only for the payment by the Purchaser (or a member of the Purchaser’s Group) of an amount in cash and does not in any way commit or oblige the Seller or any member of the Seller’s Group to make (or forego any right to receive) any payment or to incur any obligation or liability or to waive or compromise any right which the Seller or the relevant member of the Seller’s Group would otherwise have, in each case of any nature whatsoever.

13.9

The Seller shall, until the earlier of such time as the Purchaser gives any notice as contemplated by clause 13.7 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Reinsurance Claim or the Reinsurance Claim is otherwise finally disposed of:

(a)	consult with the Purchaser, and take account of the reasonable requirements of the Purchaser, in relation to the conduct of any dispute, defence, compromise or appeal of the Reinsurance Claim;

(b)

keep the Purchaser informed of the progress of the Reinsurance Claim and provide the Purchaser with copies of all relevant documents and such other information in the Seller’s possession as may be reasonably requested by the Purchaser; and

(c)

not cease to defend the Reinsurance Claim or make any admission of liability, agreement or compromise in relation to the Reinsurance Claim without the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned).

14.	OBLIGATIONS OF THE BUSINESS

14.1

Except as otherwise provided in this agreement, the Purchaser undertakes to the Seller that, with effect from Completion, it shall properly perform, assume and pay and discharge when due, and indemnify the Seller (for itself and as trustee for and on behalf of the members of the Seller’s Group) against, all Assumed Liabilities.

14.2

If the Seller becomes aware after Completion of any claim by a third party (except in relation to a Reinsurance Claim) which constitutes or may reasonably be expected to constitute an Assumed Liability in respect of which it is entitled to be indemnified by the Purchaser (an Assumed Liability Claim), the Seller shall as soon as reasonably practicable (but in any event within such period as will

EXECUTION VERSION

afford the Purchaser a reasonable opportunity of requiring the Seller to lodge a timely appeal) give written notice thereof to the Purchaser and shall not (save where the Seller demonstrates that failure to do so would be materially prejudicial to the business interests of any member of the Seller’s Group) admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned).

14.3	Upon notice of an Assumed Liability Claim, the Purchaser shall be entitled to pay the amount of any potential Assumed Liability arising under such claim.

14.4	To the extent permitted by applicable laws and subject to clause 14.3 in relation to any Assumed Liability Claim, the Seller shall:

(a)

authorise the Purchaser and its legal counsel to attend and observe any proceedings relating to the dispute, defence, compromise or appeal of the Assumed Liability Claim or facilitate such attendance and observation by the Purchaser and its legal counsel in circumstances where they are unlikely to arrange the same independently;

(b)

take such action as the Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any Assumed Liability Claim in respect of which the Seller is entitled to be indemnified by the Purchaser; and

(c)

make or procure to be made available to the Purchaser or its duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Business which have been retained by the Seller (and shall permit the Purchaser to take copies thereof) for the purposes of enabling the Purchaser to ascertain or extract any information relevant to the claim (provided that the Seller may provide information which it reasonably considers to be commercially sensitive on an outside counsel to outside counsel basis only).

14.5

Any failure by the Seller to comply with its obligations in clauses 14.2 to 14.4 shall not prevent any claim by the Seller which it may have against the Purchaser or extinguish any liability of the Purchaser in respect of the relevant claim in question but shall be taken into account in calculating the liability of the Purchaser to indemnify the Seller under clause 14.1 to the extent the Purchaser demonstrates that it was prejudiced by the failure.

14.6

In the event and to the extent that the Seller or another member of the Seller’s Group pays a sum in discharge of an Assumed Liability with the prior agreement of the Purchaser or pursuant to clause 14.2, the Purchaser shall reimburse the Seller for a corresponding sum.

14.7

The Purchaser is aware of the intention of the Seller to relinquish its insurance and other licences and cease to operate the Hong Kong Branch (the Cessation of Business) after Completion has taken place. The Purchaser shall promptly cooperate with the Seller to the extent reasonable and necessary to effect the Cessation of Business after Completion (provided that nothing in this clause (a) affects any of the Seller’s obligations under this agreement including clauses 12 and 13; or (b) shall require the Purchaser to incur any third party expenses in providing such cooperation unless the Seller first agrees to bear or reimburse them). The Purchaser undertakes not to raise any objections or make any demands in connection with the Cessation of Business after Completion and hereby expressly waives any such rights that it may have for raising such objections and/or making such demands.

14.8

Where any payment (whether by way of deposit, prepayment or otherwise) is received by the Seller or another member of the Seller’s Group in respect of the Business transferred under this agreement after Completion, the Seller shall promptly pay a sum equal to the amount of that payment (less an amount equal to any Tax suffered by the Seller or other member of the Seller’s Group in respect of any amount in respect of output VAT (if any) for which such person is liable to account) to the Purchaser and shall hold such sum in trust for the Purchaser until it is paid over.

EXECUTION VERSION

14.9

Where any payment (by way of deposit, pre-payment or otherwise) is received by the Purchaser or another member of the Purchaser’s Group after Completion in respect of the Retained Business, the Purchaser shall promptly pay a sum equal to the amount of that payment to the Seller (less an amount equal to any Tax suffered by the Purchaser in respect of any amount in respect of output VAT (if any) for which it is liable to account) and shall hold the same in trust for the Seller until it is paid over. All other moneys or items belonging to the Seller or another member of the Seller’s Group which are received by the Purchaser or another member of the Purchaser’s Group on or after Completion in respect of the Retained Business shall be held in trust by the Purchaser for the Seller and shall be promptly paid over to the Seller.

15.	PURCHASER’S WARRANTIES

The Purchaser warrants to the Seller that:

(a)

it has the power to execute and deliver this agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)

this agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Purchaser in accordance with its terms;

(c)

the execution and delivery by the Purchaser of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Purchaser under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which the Purchaser is a party; or

(ii)	the constitutional documents of the Purchaser; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser is bound;

(d)

all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser, as the case may be to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(e)

the Purchaser has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this agreement, and each of the other Transaction Documents to which it is or will be a party; and

(f)

the Purchaser is not aware of any fact, matter or circumstance that might lead to the Insurance Authority not giving its approval (i) of the Insurance Authority Application or (ii) to the Purchaser being granted the authorisations referred to in Clause 4.1(b).

EXECUTION VERSION

16.	ACTUARIAL MATTERS

16.1

The Purchaser acknowledges and agrees with the Seller that the Purchaser is responsible for assessing the extent to which it requires appropriate independent actuarial advice relating to the purchase of the Business and the terms of this agreement and the other Transaction Documents.

16.2

None of the Seller’s Warranties nor any other provision of this agreement or any of the other Transaction Documents shall be construed as an undertaking, representation, warranty or any other obligation or liability of any kind or character as to:

(a)

the accuracy of any forecasts, assumptions, estimates, projections or statements of opinion contained in any actuarial information provided to the Purchaser or any of its respective affiliates, representatives, agents or advisers;

(b)	the adequacy or the reasonableness of the Reserves; or

(c)	the adequacy of the amount of the Reserves (whether as represented in the Accounts or otherwise).

16.3	If there is any conflict between the provisions of this clause 16 and any other provision of this agreement (or any other Transaction Document), the provisions of this clause 16 shall prevail.

17.	EMPLOYEES

The Seller and the Purchaser shall observe and perform the provisions of Schedule 7 as are expressed to be observed and performed by each of them respectively.

18.	PENSIONS

The Seller and the Purchaser shall observe and perform the provisions of Schedule 8 as are expressed to be observed and performed by each of them respectively.

19.	GLOBAL BUSINESS REINSURANCE ARRANGEMENTS

19.1	For the purposes of this clause 19.1:

(a)	Global Business means:

(i)

policies written and issued in Hong Kong on behalf of members of the Seller’s Group and which policies form part of any multinational insurance program that is centrally controlled by the Seller’s Group pursuant to the Business Cooperation Agreement; and

(ii)

policies written and issued in Hong Kong on behalf of clients of Network Partners whose insurances form part of such client’s multinational insurance program that is centrally controlled by such Network Partners outside of Hong Kong pursuant to the Business Cooperation Agreement;

(b)

Global Business Reinsurance means any reinsurance arrangements between members of the Seller’s Group that relates to the Business and to the Global Business pursuant to the Business Cooperation Agreement; and

(c)

Network Partner means any insurance company that is not a member of the Seller’s Group that utilises the Seller’s Group’s global network in order to write business for its multinational clients pursuant to the Business Cooperation Agreement.

EXECUTION VERSION

19.2

Each party agrees that each Global Business Reinsurance shall remain in full force and effect following Completion and that no member of the Purchaser’s Group nor any member of the Seller’s Group shall be entitled to terminate any such Global Business Reinsurance on the grounds of the transactions contemplated by this agreement.

19.3

The Purchaser shall procure that, if requested by any member of the Seller’s Group, for a period of six months from Completion the Purchaser’s Hong Kong branch will enter into insurance contracts with multinational clients of any member of the Seller’s Group or Network Partners in any class of insurance for which the Purchaser’s Hong Kong branch is licensed provided that:

(a)	service standards and service fees payable by the Seller’s Group or Network Partner will be on the same basis as set out in the Business Cooperation Agreement; and

(b)

the terms, including the period of insurance, of the underlying policy will be set by the Seller’s Group or Network Partner subject to the agreement of the relevant member of the Purchaser’s Group, such agreement not to be unreasonably withheld or delayed, provided always that:

(i)

the Purchaser agrees that any new business and renewals in respect of primary policies comprised in the Global Business shall be made at the sole direction of the Seller’s Group with such insurers as the relevant member of the Seller’s Group shall determine in its absolute discretion; and

(ii)

during the operation of this clause 19.3 for the lines of business that the Seller is currently engaged in, the Purchaser agrees not to solicit any current client of the Global Business in respect of policies written and issued by the Business or to issue any competing quote or expression of interest in respect of any renewal of the primary policies.

20.	GROUP INSURANCE AND REINSURANCE ARRANGEMENTS

20.1	For the purposes of this clause 20:

(a)

Coverage Confirmation Letter means a letter from a member of the Seller’s Group to the reinsurers under Current Year Seller’s Group Reinsurance Policies terminating coverage in respect of the Business, in relation to Current Year Seller’s Group Reinsurance Policies which are on a “losses occurring” basis, so far as it relates to matters or events which take place after Completion and in relation to Current Year Seller’s Group Reinsurance Policies are on a “risks attaching” basis, so far as it relates to matters or events first notified to the relevant reinsurer after Completion;

(b)

Current Year Seller’s Group Reinsurance Policies means those Seller’s Group Reinsurance Policies which provide coverage for the calendar year during which Completion occurs (whether in whole or in part); and

(c)

Seller’s Group Reinsurance Policies means the following group reinsurance policies (copies of which are Disclosed in the Data Room in folders 9.37 and 9.38) entered into by a member of the Seller’s Group and under which (as at the date of this agreement) the Business has coverage.

20.2

Prior to Completion, the Seller shall deliver (or shall procure the delivery of) a Coverage Confirmation Letter to each of the reinsurers that provide cover under the Current Year Seller’s Group Reinsurance Policies.

EXECUTION VERSION

20.3

Subject to clause 19.2 above, with effect from the Completion Date, the Business shall (subject to clauses 20.4 and 20.5) cease to be insured or covered by any insurance and reinsurance policies to which the Seller or a member of the Seller’s Group (excluding the Hong Kong Branch) is a party and that provide coverage for the Business (including the Seller’s Group Reinsurance Policies) (the Seller’s Group Policies) and the Purchaser may not make any claim under such policies save as specifically provided in clauses 20.4 and 20.5.

20.4

The Seller shall, and shall procure that the Seller’s Group shall, use reasonable endeavours after the Completion Date (to the extent that it is permissible under such insurance policy to do so) to recover all monies due from insurers in respect of any insurance claim which has been made before the Completion Date by the Seller in respect of the Business under any Seller’s Group Policy and shall, to the extent that the losses in respect of which the claim is made have not been made good prior to Completion or to the extent that the Purchaser has not already been indemnified prior to Completion in respect of the losses giving rise to the insurance claim, pay any monies received in respect of such claim (after taking into account any deductible or excess and less any Tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with such claim) to the Purchaser as soon as practicable after receipt by the Seller.

20.5

The Seller shall use reasonable endeavours consistent with its past practice to notify the relevant insurers under each relevant Seller’s Group Policy (in accordance with the terms of the relevant Seller’s Group Policy) in respect of any insurance claims that may be properly made and of which the Seller is or becomes aware prior to Completion.

20.6

With respect to any event, act or omission relating to the Business that occurred or existed prior to Completion that is covered by a Seller’s Group Policy, the Seller shall, upon notice in writing received from the Purchaser, use its reasonable endeavours to make a claim under the relevant Seller’s Group Policy on behalf of the Purchaser as agent (to the extent that it is permissible under such Seller’s Group Policy to do so).

20.7

In the event the Purchaser notifies a claim pursuant to clause 20.6 and to the extent that it is permissible under such Seller’s Group Policy to do so, the Seller shall, at the Purchaser’s sole cost and risk, submit a claim under the relevant Seller’s Group Policy and the Purchaser shall be entitled to be paid any proceeds actually received under the relevant Seller’s Group Policy (less any deductible or excess actually paid by the Seller or any other member of the Seller’s Group and less any Tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any other member of the Seller’s Group).

20.8

In no circumstances shall the Purchaser or any member of the Purchaser’s Group directly contact the insurer or reinsurer(s) under any Seller’s Group Policy or seek to make a claim under any Seller’s Group Policy other than as set out in this clause 20.

20.9

No member of the Seller’s Group shall be under any obligation to maintain in force after Completion any insurance or reinsurance policy maintained by it in relation to the Business unless required pursuant to clause 19, save that (other than as set out in this clause) the Seller undertakes that it will not terminate any Seller’s Group Reinsurance Policy in so far as it applies to the Business if and to the extent that the Business continues to benefit from coverage under that Seller’s Group Reinsurance Policy.

20.10

Other than in relation to the Seller’s Group Reinsurance Policies, the Purchaser’s rights under clauses 20.4, 20.6 and 20.7 shall terminate on the first anniversary of Completion from which time the Purchaser shall not have access to any Seller’s Group Policy and, except as otherwise provided in this agreement or the Transaction Documents, the Purchaser shall assume full responsibility for, and release all relevant members of the Seller’s Group from all liability for claims, known or unknown, resulting from events, circumstances or occurrences prior to Completion which would be capable of being the subject of a claim under a Seller’s Group Policy.

EXECUTION VERSION

21.	RESTRICTIVE COVENANTS

21.1	Subject to clauses 21.3 and 21.4, the Seller undertakes to the Purchaser that it shall not (and shall procure that no other member of the Seller’s Group shall):

(a)

for the period from (and including) the Completion Date to (and including) the second anniversary of the Completion Date, carry on or be engaged or interested in carrying on a Competing Business in Hong Kong; or

(b)

for the period from (and including) the Completion Date to (and including) the second anniversary of the Completion Date, (i) hire directly, or indirectly contract with, (whether as an employee, consultant or in any other similar position); or (ii) solicit or entice away or attempt to solicit or entice away from the Purchaser, any Senior Employee, Additional Senior Employee or Employee; or

(c)

for the period from (and including) the Completion Date to (and including) the second anniversary of the Completion Date, canvass, solicit or approach or cause to be canvassed, solicited or approached any person who shall at any time within the year preceding Completion have been a client or customer, prospective client or customer, representative or agent of the Business or in the habit of dealing with the Seller in connection with the Business for the purpose of offering to that person products and services that are of the same type as or similar to any products and services issued by the Seller in connection with the Business in the period of one year prior to Completion or enter into any contract for sale and purchase with, or accept business from, any such person in relation to any such products and services.

21.2

Each undertaking contained in clause 21.1 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, but would not be held to be against the public interest, unlawful or an unreasonable restraint of trade if deleted in part or reduced in application, such undertaking with such deletion or modification as may be necessary and the remaining undertakings shall continue to bind the Seller and other members of the Seller’s Group.

21.3	The Purchaser acknowledges and agrees that clause 21.1 shall not restrict or prohibit any member of the Seller’s Group from:

(a)	offering services and insurance cover for risks located in Hong Kong as part of its Global Business;

(b)

acting in the capacity of a claims representative in Hong Kong, or appointing any person to act on its behalf as a claims representative for and on behalf of members of the Seller’s Group or a Network Partner in Hong Kong;

(c)

holding shares in a listed company for investment purposes only where the relevant member of the Seller’s Group does not exercise, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be taken to be the case if the shares do not confer more than 15% of the votes which could normally be cast at a general meeting of the company;

(d)

acquiring or investing in any entity or entities or business which carries on a Competing Business if such Competing Business is ancillary or incidental to such entity or entities or business’ main business and provided that the turnover of such entity or entities generated by its Competing Business is less than 25% of its total turnover in respect of the last financial year prior to its acquisition or the investment;

EXECUTION VERSION

(e)

underwriting subscription follow line business for cargo and/ or hull that is presented into non-Asia markets, except for insureds that are currently insured by the Business, including where the non-Asia placement is in parallel with an order placed in Asia. Asia for the purpose of this subclause is deemed not to include the India or markets west of India. The Seller’s Group is not restricted from competing for marine construction business, both offshore and hull, which customarily looks to non-Asia markets for lead terms and capacity, except with respect to insureds that are currently insured by the Business;

(f)	underwriting non-marine subscription follow line business which is presented into the London market;

(g)	underwriting Australian renewable energy business; and

(h)

underwriting any risk that falls outside the scope of paragraphs (e), (f) and (g) above with the prior written consent of the Chief Underwriting Officer (Europe/Asia) of the Purchaser’s Group (acting in his sole and absolute discretion) provided always that the Purchaser shall use reasonable endeavours to provide a timely response.

21.4

Without prejudice to clause 21.1(b)(ii), the Purchaser acknowledges and agrees that clause 21.1(b)(i) shall not restrict or prohibit the employment of (or the offer of employment to) persons referred to in clause 21.1(b) who have ceased to be employed by the Purchaser’s Group (other than as a result of such employment having been terminated by a member of the Purchaser) and have ceased employment with the Purchaser’s Group for a period of at least six months.

21.5	For the purposes of this clause 21, Competing Business means a business providing general insurance in Hong Kong which competes with the Business as carried on at Completion.

22.	ANNOUNCEMENTS AND CONFIDENTIALITY

22.1

Subject to clauses 22.2, 22.6 and 22.7, the Seller shall (and shall procure that each member of the Seller’s Group, and each such person’s advisers, shall) and the Purchaser shall (and shall procure that each member of the Purchaser’s Group, and each such person’s advisers, shall):

(a)	not make any announcement concerning the sale and purchase of the Business or any related or ancillary matter; and

(b)	keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

22.2	The Purchaser and the Seller shall jointly make a public announcement:

(a)

immediately following signing (or if signing occurs at such a time that an immediate announcement is not practicable, on the following Business Day) as to the signing of this agreement of the sale of the Business by the Seller to the Purchaser; and

(b)

immediately following Completion (or if Completion occurs at such a time that an immediate announcement is not practicable, on the following Business Day), including an announcement to holders of Insurance Policies and Business counterparties (including counterparties under Reinsurance Policies) of the Completion occurring, and the parties shall agree the content of all such announcements prior to any such announcement being made and each party shall not unreasonably withhold or delay its consent to the proposed content of that announcement.

EXECUTION VERSION

22.3	The Purchaser:

(a)

shall, and shall procure that each other member of the Purchaser’s Group for the time being shall, keep confidential all information provided to it by or on behalf of the Seller or otherwise obtained by it in connection with this agreement which relates to the Seller or any other member of the Seller’s Group; and

(b)

shall procure that, if after Completion it holds confidential information relating to the Seller or any other member of the Seller’s Group, it shall after Completion keep that information confidential and shall return that information to the Seller or destroy it, in either case without retaining copies, save that nothing in this clause 22.3 shall, in relation to the period after Completion, restrict the Purchaser’s use of any information that it holds relating to the Business.

22.4	The Seller:

(a)

shall, and shall procure that each other member of the Seller’s Group for the time being shall, keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by it in connection with this agreement which relates to the Purchaser or any other member of the Purchaser’s Group; and

(b)

shall procure that, if after Completion it holds confidential information relating to the Business, the Purchaser or any other member of the Purchaser’s Group, it shall after Completion keep that information confidential and shall (at the request of the Purchaser) destroy confidential information relating to the Purchaser or any other member of the Purchaser’s Group, without retaining copies.

22.5	Except to the extent specified in such clauses, the provisions of clauses 22.1 and 22.2 shall apply before, on and after Completion.

22.6	Nothing in clauses 22.1 or 22.2 prevents any announcement being made or any confidential information being disclosed:

(a)	where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)	with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(c)

to the extent required by law, any court of competent jurisdiction or any competent regulatory body, but if a person is so required to make any announcement or to disclose any confidential information, the relevant party shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall co-operate with the other parties regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.

EXECUTION VERSION

22.7	Nothing in clauses 22.1 or 22.2 prevents any confidential information being disclosed to the extent:

(a)	required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial or arbitral proceedings;

(b)	that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors or bankers;

(c)

that the information is disclosed by the Seller on a strictly confidential and need to know basis to another member of the Seller’s Group or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser’s Group; or

(d)

that the information is in or comes into the public domain other than as a result of a breach of this agreement or the confidentiality agreement dated 14 May 2014 between RSA Insurance Group PLC and Allied World Assurance Company Holdings, Ltd (the Confidentiality Agreement).

23.	RIGHT TO TERMINATE

23.1

Without prejudice to any other rights that the Purchaser may have under this agreement, the Purchaser may, by written notice given to the Seller at any time prior to Completion, terminate this agreement without liability to the Seller if any fact, matter or event (whether existing or occurring on or before the date of this agreement or arising or occurring afterwards) comes to the notice of the Purchaser any time prior to Completion which constitutes a material breach of any of the Critical Warranties if such breach or default is either incapable of remedy or if capable of remedy, has not been remedied within 30 days of the Purchaser’s service of a written notice on the Seller requiring such breach or default to be remedied, provided that the Purchaser shall not be entitled to terminate this agreement in the event that the Seller fails to novate the Property Lease but without prejudice to clause 7.2; or

23.2

The Purchaser shall have the right to terminate this agreement, by written notice given to the Seller at any time prior to Completion, in the event that the Standard & Poor’s rating of the Seller falls below A- at any time prior to Completion (the Rating Downgrade), provided that in the event that the Purchaser elects to so terminate this agreement, neither party shall have the right to bring any action or claim against the other party in connection with the Rating Downgrade.

23.3

In the event that prior to Completion, there shall come into effect any applicable law that has the effect of prohibiting, making illegal or otherwise preventing the completion of the sale and purchase of the Business as a going concern in accordance with this agreement, either party may by written notice given to the other party at any time prior to Completion, terminate this agreement without liability to the other party.

23.4	All rights and obligations of the parties shall cease to have effect immediately upon termination of this agreement pursuant to clause 23.1, 23.2 or 23.3 of this agreement save that:

(a)	clauses which are expressed to survive its termination or expiry, or which from their nature or context it is contemplated that they are to survive termination including the Surviving Provisions; and

(b)	any provision of this agreement necessary for its interpretation or enforcement,

shall continue in force following termination of this agreement (for whatever reason) and further save that termination of this agreement (for whatever reason) shall be without prejudice to the respective rights or liabilities of each of the parties accrued prior to such termination.

EXECUTION VERSION

23.5

If, notwithstanding the occurrence of any fact, matter or event which would otherwise give rise to a right to terminate this agreement under clause 23.1 or 23.2, the Purchaser proceeds to Completion, the fact that the Purchaser has proceeded to Completion shall not constitute a waiver of any right or entitlement of the Purchaser to make any claim under this agreement.

24.	NOTICES

24.1

Any notice or other communication to be given under this agreement must be in writing (which includes fax, but not any other form of electronic communication) and must be delivered or sent by prepaid registered post or fax to the party to whom it is to be given as follows:

(a)	to the Seller at:

c/o RSA Insurance Group PLC

20 Fenchurch Street

London EC3M 3AU

United Kingdom

Fax: +44 207 111 7616

marked for the attention of the Company Secretary with a copy to the General Counsel and Deputy Group Company Secretary,

with a copy to the Seller’s Solicitors at:

Allen & Overy, Hong Kong

9th Floor, Three Exchange Square

Central, Hong Kong

Fax: +852 2974 6999

marked for the attention of Gary McLean;

(b)	to the Purchaser at:

199 Water Street, 24th Floor, New York, NY 10038

Fax: +1 646 794 0613

marked for the attention of Wesley D. Dupont;

or at any such other address or fax number of which it shall have given notice for this purpose to the other parties under this clause. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

24.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, on the date of delivery; or

(b)

if sent by post, on the second Business Day (if the country of its destination is the same as the country of origin) or the fifth Business Day (if the country of destination is not the same as the country of origin) after it was put into the post; or

(c)

if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.

EXECUTION VERSION

24.3

In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

24.4

This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

25.	ASSIGNMENTS

None of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of the Seller and the Purchaser and any such purported assignment or transfer shall be void.

26.	PAYMENTS

26.1

Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Seller or the Purchaser under this agreement shall be made in GBP by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds. The relevant account for a given payment is:

(a)	if that payment is to the Seller, the account of the Seller at:

Bank:	HSBC Bank PLC
PO Box 125
8 Canada Square
London E14 5XL
UK
Sort code:	40-02-50
Account number:	91261460
Account name:	Royal & Sun Alliance Insurance PLC
SWIFT:	MIDLGB22
IBAN:	GB34MIDL40025091261460

or such other account as the Seller shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

(b)	if that payment is to the Purchaser, the account of the Purchaser at:

Bank:	HSBC Bank USA
Global Payments and Cash Management
500 Stanton Christiana Road, 2/OPS1
Newark, Delaware 19713-2107
USA
SWIFT:	MRMDUS33
Fedwire ABA:	021001088

Beneficiary Bank:	HSBC Bank Bermuda Limited,
6 Front Street, Hamilton HM 12, Bermuda
SWIFT:	BBDABMHM

For further credit to:

Beneficiary Account Name:	Allied World Assurance Company, Ltd
Beneficiary Account No.:	010-056539-504 (USD)

EXECUTION VERSION

or such other account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Seller for the purpose of that payment.

26.2

If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 4% above the base rate published by Barclays Bank PLC, which interest shall accrue from day to day and be compounded monthly.

26.3

If a party is required by law to make a deduction or withholding in respect of any sum payable under this agreement, such party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the other party of such additional amount as shall be required to ensure that the net amount received by the other party will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

26.4

All payments to be made under this agreement shall be made in GBP. With the exception of the Adjustment Amount, to the extent any amount to be paid under or in connection with this agreement is expressed in a currency other than GBP, such amount shall be converted to GBP by reference to the spot midpoint rate of exchange of that currency to GBP published by Bloomberg prevailing at noon (London time) on the Business Day immediately preceding the relevant payment date. For the avoidance of doubt, the transfer of any cash included in the Assets will not be converted into GBP.

26.5

For the purposes of calculating and paying any Adjustment Amount, the HKD value of the Adjustment Amount shall be converted to GBP by reference to the spot midpoint rate of exchange of HKD to GBP published by Bloomberg and prevailing at noon (London time) on the Completion Balance Sheet Date.

27.	GENERAL

27.1

Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any Condition or any notice given by the Purchaser in respect of any Condition.

27.2	Time is not of the essence in relation to any obligation under this agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)

one party fails to perform an obligation by the time specified in this agreement and another party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

27.3	Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

27.4

The Purchaser shall bear and pay the cost of all stamp duty, stamp duty reserve tax and any similar Taxes and all notarial or registration fees which may result in any jurisdiction from the execution and performance of this agreement and the other Transaction Documents as well as the transactions contemplated by the Transaction Documents.

EXECUTION VERSION

27.5

The provisions contained in each clause and subclause of this agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

27.6

This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

27.7

On or after Completion the Seller shall execute and do (or use reasonable endeavours to procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time (acting reasonably) require in order to vest any of the Assets in the Purchaser or its assignee or as otherwise may be necessary to give full effect to this agreement.

27.8	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

28.	WHOLE AGREEMENT

28.1

This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions except the Confidentiality Agreement. Except as required by law, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

28.2	Each party:

(a)

acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this agreement;

(b)

waives all rights and remedies which, but for this subclause 28.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)

acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this agreement.

28.3	Nothing in this clause limits or excludes any liability for fraud or wilful concealment.

EXECUTION VERSION

29.	GOVERNING LAW AND JURISDICTION

29.1	This agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with the laws of Hong Kong.

29.2	Negotiation

(a)

In the event of any dispute, controversy or claim arising out of or in connection with this agreement, including any question regarding its existence, validity or termination and any dispute relating to any non-contractual obligations arising out of or in connection with it (a Dispute), representatives of the parties shall, within 20 Business Days of service of a written notice from either party to the other parties (a Dispute Notice), hold a meeting (a Dispute Meeting) in an effort to resolve the Dispute.

(b)	Each party shall use all reasonable endeavours to send a representative who has authority to settle the Dispute to attend the Dispute Meeting.

29.3	Arbitration

(a)

Any Dispute that is not resolved within 20 Business Days after the service of a Dispute Notice, whether or not a Dispute Meeting has been held, or such later date as the parties shall reasonably agree with a view to negotiating an amicable settlement in good faith, shall, at the request of either party, be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (HKIAC) under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the Rules) in force when the notice of arbitration is submitted in accordance with these Rules.

(b)	The seat or legal place of arbitration shall be Hong Kong.

(c)

The number of arbitrators will be three. The claimant(s) (irrespective of number) shall jointly appoint one arbitrator; the respondent(s) (irrespective of number) shall jointly appoint one arbitrator, and the third arbitrator, who shall be the presiding arbitrator, shall be appointed by the HKIAC.

(d)	The language to be used in the arbitral proceedings is English.

(e)	The award of the arbitration tribunal shall be final and binding on the parties and such award shall apportion the costs of the arbitration.

29.4	Continued Performance

During the period when a dispute is being resolved, the parties shall in all other respects continue their implementation of this agreement.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

EXECUTION VERSION

SCHEDULE 1

WARRANTIES

1.	GENERAL

1.1	Incorporation and capacity of Seller

The Seller is a company validly existing under the laws of England with the requisite power and authority to enter into, deliver and perform, and has taken all necessary corporate action to authorise the execution, delivery and performance of, its obligations under this agreement and the other Transaction Documents.

1.2	Valid obligations

(a)	This agreement and the other Transaction Documents constitute or will, when executed by the Seller, constitute legal, valid and binding obligations of the Seller in accordance with its terms.

(b)

The execution and delivery by the Seller of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Seller under this agreement and each of the Transaction Documents do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which the Seller is a party; or

(ii)	the constitutional documents of the Seller; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller is bound.

1.3	Filings and consents

Other than as contemplated by this agreement:

(a)

no notices, reports or filings are required to be made by the Seller with any governmental or regulatory body in connection with the transactions contemplated by this agreement and each of the other Transaction Documents; and

(b)

no consents, approvals, registrations, authorisations or permits are required to be obtained by the Seller from any governmental or regulatory body in connection with the execution, delivery and performance of this agreement and each of the other Transaction Documents.

1.4	Ownership of the Assets

(a)

All of the Assets are legally and beneficially owned by the Seller free from any Encumbrance. The Assets (when taken together with (a) those transitional services to be provided to the Purchaser pursuant to Schedule 15 and (b) the Licensed RSA Marks provided under the Trade Mark Licence) comprise all the assets necessary for the continuation of the Business in substantially the same form as carried on at the date of this agreement.

EXECUTION VERSION

(b)

The Hong Kong Branch is not in breach of the terms of the Business Cooperation Agreement and immediately following Completion, the Purchaser’s Hong Kong branch will be able to comply on a “standalone” basis with the Service Standards (as defined in the Business Cooperation Agreement).

1.5	Information

(a)

Except in the ordinary course of business, all material records and information belonging to the Seller and relating to the Business (whether or not held in written form) are in the Seller’s exclusive possession or under its control, and all such records and information are subject to access by it.

(b)	So far as the Seller is aware, there are no facts or matters not disclosed in writing to the Purchaser which renders any information untrue, inaccurate or misleading.

(c)

As at the date of this agreement, the Seller is not aware of any fact, matter or circumstance that might lead to the Insurance Authority not giving its approval for the Insurance Authority Application.

1.6	Accounts

The Accounts:

(a)	have been prepared in accordance with the Accounting Standards at the time they were audited; and

(b)	give a true and fair view of the state of affairs of the Business for the period ended on the Accounts Date.

1.7	Position since Accounts Date

Since the Accounts Date:

(a)	there has been no material adverse change in the financial position of the Business, except as a result of market conditions and other factors generally affecting similar businesses;

(b)	the Business has been carried on in the ordinary course in all material respects and so as to maintain the same as a going concern;

(c)

the Business has not incurred any capital expenditure or made any capital commitment of an amount in excess of GBP1,000,000 or disposed of any fixed assets having a value of more than GBP1,000,000 in aggregate;

(d)

no sum or benefit has been paid, applied or voted to any Employee by way of remuneration, bonus, incentive or otherwise in excess of the amounts paid or distributed to them by the Seller at the Accounts Date so as to increase their total remuneration and no new service agreements have been made or entered into by the Seller since the Accounts Date and the Seller is not under contractual or other obligation to change the terms of service of any Employee; and

(e)	save in the ordinary course of business, the Seller has not entered into any unusual long-term material contract or binding commitment in relation to the Business.

EXECUTION VERSION

1.8	Management accounts

The unaudited management accounts of the Business for the period from 1 January 2014 to 30 June 2014 and uploaded to the Data Room (the Management Accounts) have been prepared in good faith on a basis consistent, in all material respects, with the basis employed in such accounts for the immediately preceding 12 months.

1.9	Licences

(a)

The Seller has all material licences, permissions, authorisations and consents required for the carrying on of the Business and such licences, permissions, authorisations and consents are in full force and effect.

(b)

The Seller has not, since the Relevant Date, received written notice that it is, as at the date of this agreement, in default under any material licence, permission, authorisation or consent required for the carrying on of the Business.

1.10	Regulatory and Compliance

(a)

The Seller has not, since the Relevant Date, received written notice from any Government Agency or regulatory body that it is in violation of, or in default with respect to, any statute, regulation, order, decree or judgment of any court or Government Agency.

(b)	The Seller is conducting and has at all times conducted the Business in accordance with all applicable laws, orders, rules and regulations.

(c)

The Seller has filed all material reports, data and other information, applications and notices required to be filed with or otherwise provided to a Government Agency in relation to the Business since the Relevant Date and no deficiencies to the operations, financial condition, Assets, Properties or Business prospects have been asserted in writing by a relevant Government Agency to any member of the Seller’s Group with respect to any such reports, data and other information, applications and notices filed with such Government Agency.

(d)

The Seller has not (in relation to the Business) and so far as the Seller is aware, no officer, agent or employee representing or acting on behalf of it or any member of the Seller’s Group has (in relation to the Business), paid, offered, promised, given or authorised or requested (including inducing or authorising another person to offer, promise or grant), received or accepted any payment, money or any other advantage intended to induce or reward improper performance of a function or activity or to accord any unfair preference.

(e)

The Seller has not (in relation to the Business) and so far as the Seller is aware, no employee, agent, directors, or officers of any member of the Seller’s Group have (in relation to the Business) offered, promised or granted, or assisted in offering, promising or granting, or induced or authorised another person to offer, promise or grant a benefit (money or any other advantage) to a Public Official, for that person or a third person for the discharge of a duty, or in return for the fact that the Public Official performed or will in the future perform an official act and thereby violated or will violate his official duties.

(f)	The Business complies with all applicable economic, financial and trade sanctions imposed by the European Union, the United Kingdom, Hong Kong and the United States.

(g)

The Seller (in relation to the Business) is in compliance in all material respects with applicable laws and regulations in connection with the prevention of money laundering and, so far as the Seller is aware, no investigation has been initiated by any Government Agency in the past in respect of any breach by the Seller of any such provisions.

EXECUTION VERSION

(h)

The Seller is not aware of any fact or circumstance that has led or which would reasonably be expected to lead to any mis-selling complaint or investigation in relation to the Transferred Policies and Non-Transferring Policies.

(i)

Neither the Seller nor any of its respective directors, officers or employees has been (in relation to the Business) audited or, so far as the Seller is aware, been investigated (in relation to the Business) by a Government Agency (in the case of any employee, in connection with any act or omission in the course of his employment), resulting in a Government Agency imposing any fines and/or penalties on the Seller or such director, officer or employee (in relation to the Business) or, so far as the Seller is aware, under any such investigation that may result in such fines.

1.11	Properties

(a)	The Seller does not own any real property which is used in connection with the Business.

(b)

True and accurate details of the only premises occupied by the Seller and used in connection with the Business are set out in Schedule 4 (the Property). The Property comprises all the land and premises currently leased, occupied or otherwise used by, or in the possession of, the Seller or in which the Seller currently has any estate, interest, right or liability in connection with the Business.

(c)	The Seller has a valid right to occupy and use the whole of the Property and has duly registered all documents of title (including any leases) as required by applicable laws.

(d)	The Seller is in exclusive possession of the whole of the Property and no other person is in, or otherwise entitled to, occupation or use.

(e)	In respect of the Property:

(i)	the material terms on which the Property is leased are set out in the Data Room (in folder 6.51.1);

(ii)	the Seller has paid all rent and other sums payable under the lease when required to do so; and

(iii)

since the Relevant Date, no written claim has been received or sent by the Seller alleging a breach or non-observance of any covenant, condition or agreement contained in the lease under which the Seller holds its interest in the Property.

1.12	Intellectual Property Rights

(a)

Details of all registered Intellectual Property Rights relating to the Business of which the Seller is the registered proprietor or for which application has been made by the Seller are set out in the Data Room in folder 6.2.

(b)	All Intellectual Property Rights relating to the Business as currently carried on are vested solely and beneficially in or are licensed to the Seller.

EXECUTION VERSION

(c)	There is no outstanding infringement claim or, so far as the Seller is aware, threat of any claim for infringement of any Intellectual Property Rights referred to in subclause (b) above by it.

(d)	So far as the Seller is aware, there has, since the Relevant Date, been no unauthorised use of any material Intellectual Property Right referred to in subclause (a) above by a third party.

(e)	The Seller carries on the Business under its own corporate name and not any other name.

(f)	The Seller has not licensed any of the Intellectual Property Rights referred to in paragraph 1.12(b) above to a third party.

1.13	Information Technology

(a)	Copies of all material agreements relating to Information Technology to which the Seller is a party are contained in the Data Room in folder 5.13.

(b)

The Seller, since the Relevant Date, has not received any written notice of any breach or termination in relation to any of the agreements referred to in paragraph 1.13(a) and the Seller is not aware of any material breach by it or by any counterparty of any of the agreements referred to in paragraph 1.13(a).

(c)

The commercial and operational activities of the Business have not experienced any material disruption since the Relevant Date which has adversely affected the Business and which, so far as the Seller is aware, has been caused by any failure or breakdown of any Information Technology used by the Seller in the context of the Business.

(d)	Details of all domain names registered to the Seller and relating to the Business are set out in the Data Room in folder 6.2.2.

1.14	Contracts

(a)	Other than the Material Contracts, the Seller is not a party to any subsisting contract which is of material importance to the Business which:

(i)	was entered into otherwise than in the ordinary course of business; or

(ii)	materially restricts the freedom of the Seller to carry on the whole or any material part of the Business as it does at present.

(b)	The copies of the Material Contracts set out in the Data Room (in folder 6.51) are complete.

(c)	Neither the Seller nor, so far as the Seller is aware, the relevant counterparty, is in material default of any Material Contract.

(d)

The Seller has not, since the Relevant Date, received written notice that it is in default under any mortgage, charge, lien or pledge relevant to the Business. The Seller has not, since the Relevant Date, received written notice that it is in default under any agreement which is material to the financial position of the Business.

(e)	There are no subsisting Material Contracts to which the Seller is a party and in which any member of the Seller’s Group (other than the Seller) has an interest.

EXECUTION VERSION

(f)

The Seller, in relation to the Business, is not, or has not agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations).

(g)

Save as set out in the Data Room in folder 1.48 and in the Excluded Assets, the Seller does not have (in relation to the Business) any outstanding material third party loans, bank or third party guarantees, third party letters of credit or bonds.

1.15	Litigation

Except as claimant in the collection of debts arising in the ordinary course of business of less than GBP50,000 and excluding any litigation, arbitration, mediation or administrative proceeding that relates to claims by or against any policyholder in the ordinary course of business (Claims Proceedings) that have been set out in the Data Room (in folder 6.1) or, in respect of Claims Proceedings arising after the date of this agreement, that have been Disclosed in writing prior to Completion, the Seller is not, in relation to the Business, a claimant or defendant in or otherwise a party to any litigation, arbitration, mediation or administrative proceeding which is in progress nor, so far as the Seller is aware, has any such proceeding been expressly threatened in writing by or against it nor are facts or circumstances known to the Seller that are likely to give rise to any such litigation or proceedings.

1.16	Seller’s own insurances

The Seller, in respect of the Business, has taken out the insurance policies (excluding, for this purpose, any reinsurance contract) in the Data Room in folders 4.14, 4.22 and 4.23 and:

(a)	so far as the Seller is aware, such insurances are in full force and effect;

(b)	so far as the Seller is aware, there are no special circumstances which might lead to any liability under such insurances being avoided by the insurers; and

(c)	since the Relevant Date, no claims in excess of GBP50,000 which remain outstanding have been made under any such insurances.

1.17	Solvency

(a)	No administrator, receiver or administrative receiver or analogous person in any jurisdiction has been appointed in respect of the whole or any part of the assets or undertaking of the Seller.

(b)	No order has been made and no resolution has been passed for the winding-up of the Seller.

(c)	So far as the Seller is aware, no petition has been presented for the winding up of the Seller.

(d)	The Seller is able to pay its debts as they fall due and the Seller has not stopped paying its debts as they fall due.

(e)	No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of the Seller.

EXECUTION VERSION

1.18	Employees

(a)	The Seller has provided to the Purchaser in respect of the Business:

(i)

an anonymised list of all employees earning more than the equivalent of GBP80,000 per annum (each a Senior Employee and together, the Senior Employees) showing, by reference to appropriate categories, remuneration payable and other principal benefits provided, along with a copy of each Senior Employee’s contract of employment in the Data Room (in folder 4.19.1);

(ii)

brief details of the numbers of other employees and a brief description of their terms and conditions of employment in the Data Room (in folder 4.4.1) and the Seller further warrants that all Employees have entered into employment contracts on terms that are substantially similar to those contained in the template employment contracts provided in the Data Room in folder 4.4.1; and

(iii)	brief details of current securities awards and options held by employees or directors and awarded or granted by the Seller’s Group in the Data Room (in folder 4.21).

(b)

Except as set out in the Data Room under subparagraph 1.18(a) above, there is not in existence any written or unwritten contract of employment between the Seller and an employee which cannot be terminated by 3 months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation).

(c)

Except as set out in the Data Room under subparagraph 1.18(a) above, there is not outstanding any agreement or arrangement to which the Seller is a party for profit-sharing or for payments to any Employees of bonuses or for incentive payments or other similar matters and there are no other material payments to employees, the details of which have not been provided to the Purchaser.

(d)	None of the Senior Employees has given or been given notice to terminate his employment.

(e)

No material dispute has arisen since the Relevant Date between the Seller and any Employee or with any labour union or other body representing Employees or former Employees and there are no facts known to the Seller that might indicate that there may be any such dispute (including, without limitation, the sale of the Business pursuant to the terms of this agreement).

(f)	All non-local Employees possess valid and existing work passes issued in accordance with applicable law.

1.19	Taxation Matters

(a)

The Seller is not involved in any dispute with any Tax authority concerning any matter likely to affect the conduct of the Business after Completion or any of the Assets and, so far as the Seller is aware, no such dispute is reasonably likely.

(b)

The Seller has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted or withheld.

EXECUTION VERSION

1.20	Distribution Channels

(a)

There are no agreements between the Seller and any of the Distribution Channel Providers that cannot be lawfully terminated by three months’ notice or less without giving rise to any claim for damages or compensation.

(b)

The Seller is not involved in negotiations with any of the Distribution Channel Providers to vary the terms and conditions of their appointment in any material respect, and has not made any binding offers to any of the Distribution Channel Providers that would materially affect the terms and conditions of their appointment to the detriment of the Business.

(c)

The Seller has discharged its obligations in full in relation to commission, bonuses and all other benefits and emoluments relating to the Distribution Channel Providers that have fallen due for payment in respect of all periods up to and including the Completion Date.

2.	INSURANCE BUSINESS

2.1	Reinsurance

(a)

True, complete and accurate copies of all Outwards Reinsurance Policies and treaties to which the Seller is a party and which relate to the Business with an annual expenditure of GBP100,000 or more and which are in-force or under which any claims are outstanding are contained in the Data Room in folders 9.41, 9.37 and 9.38.

(b)

There are no outstanding claims (i) by the Seller under any Outwards Reinsurance Policy referred to in paragraph 2.1(a) above or (ii) under any Inwards Reinsurance Policy to which the Seller is a party which are, in either case, disputed in writing or, in so far as the Seller is aware, otherwise disputed and in each case are of an amount in excess of GBP50,000 for a single event or series of events.

(c)

So far as the Seller is aware there are no circumstances which might lead to any Outwards Reinsurance Policy referred to in paragraph 2.1(a) or any Inwards Reinsurance Policy referred to in paragraph 2.1(b) to which the Seller is a party being commuted, rescinded, voided or terminated and the Seller is not in material breach of the terms of any such agreements.

(d)	No notice in respect of any such rescission, voiding or termination referred to in paragraph 2.1(c) has been served or (so far as the Seller is aware) is threatened or is pending.

(e)

There are no reinsurance arrangements in respect of the Business that are collateralized and the Seller (in respect of the Business) has not at any time posted any collateral for any of its reinsurance arrangements.

2.2	Insurance Policies Issued by the Business

(a)	The Data Room (in folders 11.3 and 6.3.23) contains samples of the current standard terms and conditions of Insurance Policies (Sample Policies) being entered into at the date of this agreement.

(b)

Since the Relevant Date, there has been no failure to administer any Insurance Policies and/or Inward Reinsurance Policies in accordance with their terms which, taken individually or collectively, has resulted in a material adverse effect on the Business.

EXECUTION VERSION

(c)	The Data Room (in folder 3.36) contains a list of outstanding claims made by policyholders where the gross reserve exceeds GBP50,000 as at 31 July 2014.

(d)

All Insurance Policies and Inward Reinsurance Policies have been written in accordance with terms of the underwriting manuals, underwriting authorities and guidelines (collectively, the Underwriting Guidelines) then prevailing. A copy of the current Underwriting Guidelines is set out in the Data Room in folder 9.13.

(e)

All claims in relation to Insurance Policies and Inward Reinsurance Policies have been handled (in all material respects) in accordance with the terms of the claims handling authorities and guidelines (the Claims Handling Guidelines) then prevailing. A copy of the current Claims Handling Guidelines is set out in the Data Room in folder 3.6.

(f)	Except in relation to facultative insurance policies, treaties undertaken in the ordinary course of business, Global Business and Global Business Reinsurance, the Seller has not:

(i)	made any arrangements with any other person to share any profit made in relation to any Insurance Policies and/or Inwards Reinsurance Policy; or

(ii)	entered into any arrangement under which it “fronts” for another insurance company or another insurance company fronts for them.

EXECUTION VERSION

SCHEDULE 2

LIMITS ON WARRANTY CLAIMS

1.	Acknowledgement

The Purchaser acknowledges and agrees that it is not aware of any matter or circumstance which is inconsistent with any of the Warranties or makes any of them untrue or inaccurate.

2.	Notice

If the Purchaser becomes aware of a matter or circumstance which may give rise to a Warranty Claim, the Purchaser shall give notice to the Seller specifying that matter or circumstance in reasonable detail (including, without limitation, the Purchaser’s estimate, on a without prejudice basis, of the amount of such claim) as soon as reasonably practicable (and in any event within 30 days) after it becomes aware of that matter or circumstance. The Seller shall not be liable for any losses in respect of a Warranty Claim to the extent that they are increased, or are not reduced, as a result of any failure by the Purchaser to give notice as contemplated by this paragraph.

3.	Exclusions

3.1	The Seller shall not be liable in respect of a Warranty Claim to the extent that the matter or circumstance giving rise to that claim:

(a)	was taken into account in the Accounts; or

(b)	is taken into account in the Completion Balance Sheet; or

(c)	is or arises directly or indirectly from any matter or circumstance Disclosed in the Disclosure Letter or Data Room; or

(d)	is a matter or circumstance of which the Purchaser has actual knowledge at the date of this agreement; or

(e)	has been or is made good or is otherwise compensated for without cost to the Purchaser.

3.2	The Seller shall not be liable in respect of a Warranty Claim to the extent the relevant liability would not have arisen but for:

(a)

a change in law or a change in the interpretation of any law (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by a Taxation Authority, in either case occurring after the date of this agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(b)

any change after Completion of the date to which the accounts relating to the Business are made up or in the bases, methods, principles or policies of accounting of the Business other than a change which is reported by the auditors for the time being of the Purchaser to be necessary in their opinion because such bases, methods, principles or policies of accounting as at the Completion Date are not in accordance with any published accounting practice or principle then current; or

(c)	any act or omission of the Seller on or before Completion carried out at the written request of the Purchaser; or

EXECUTION VERSION

(d)	a cessation, or any change in the nature or conduct, of the Business, being a cessation or change occurring on or after Completion.

3.3

Notwithstanding any other provision of this agreement, the Seller gives no warranty in relation to any projection, forecast, estimate, opinion or statement of belief or any other forward-looking statement contained in any document in the Data Room or provided by it (or on its behalf) to the Purchaser.

4.	Financial limits

4.1	The liability of the Seller under or in respect of the Warranties (other than the Fundamental Warranties, with respect to subparagraph (c) below) shall be limited as follows:

(a)

the Seller shall not be liable in respect of, and there shall be disregarded for all purposes, any Warranty Claim unless the amount of the damages to which the Purchaser would, but for this subparagraph, be entitled as a result of that Warranty Claim exceeds GBP200,000 (save that where any claim by the Purchaser relates to a series of related claims or events, all the damages for such related claims shall be aggregated for the purpose of this paragraph), in which case the Seller shall be liable for the full amount of the Warranty Claim as agreed or determined and not just the excess;

(b)

the Seller shall not be liable in respect of any Warranty Claim except to the extent that the amount of damages resulting from any and all Warranty Claims (other than claims disregarded as contemplated by subparagraph (a) above) exceed in aggregate GBP1,000,000 (excluding interest and all legal and other costs and expenses), in which case the Seller shall be liable for the full amount of the Warranty Claim as agreed or determined and not just the excess;

(c)

the maximum aggregate liability of the Seller in respect of any and all Warranty Claims (other than in respect of the Fundamental Warranties) shall not exceed an amount equal to 40% of the Consideration; and

(d)

the maximum aggregate liability of the Seller in respect of any and all Warranty Claims in respect of the Fundamental Warranties shall not exceed (when taken together with all other claims under this agreement and any claims under all other Transaction Documents) an amount equal to 100% of the Consideration.

5.	Time limits

The liability of the Seller in respect of (a) the Fundamental Warranties and Tax Warranties shall terminate on the fifth anniversary of Completion; and (b) the Warranties (other than the Fundamental Warranties and Tax Warranties) shall terminate eighteen months after Completion, except in respect of any Warranty Claim of which notice is given to the Seller as contemplated by paragraph 2 of this Schedule 2 before the relevant date. The liability of the Seller in respect of any Warranty Claim shall in any event terminate if proceedings in respect of it have not been commenced within six months after the giving of notice of that Warranty Claim as contemplated by paragraph 2 of this Schedule 2 (or, if the Warranty Claim is based on a liability which is contingent only, within six months after such contingent liability gives rise to an obligation to make a payment). For the purposes of this paragraph 5, there shall be disregarded any period of time during which the Seller has elected to assume conduct of the Third Party Claim in accordance with paragraph 7 of this Schedule 2.

EXECUTION VERSION

6.	Payment of damages

Any payment made by the Seller in respect of a Warranty Claim shall, to the maximum extent possible under applicable law, be deemed to be a reduction in the Consideration.

7.	Third party claims

7.1

If a Warranty Claim arises as a result of, or in connection with, a liability or alleged liability to a third party (a Third Party Claim), then the Seller may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Purchaser that it elects to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations on the following terms:

(a)

the Seller shall indemnify the Purchaser against all liabilities, charges, costs and expenses which they may incur in taking any such action as the Seller may request pursuant to subparagraphs (b) and (c) below;

(b)

the Purchaser shall make available to the Seller such persons and all such information as the Seller may request (acting reasonably) for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim;

(c)

the Purchaser shall take such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Seller may request (acting reasonably) and shall not (save where the Purchaser demonstrates that failure to do so would be materially prejudicial to the business interests of any member of the Purchaser’s Group) make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Seller (such approval not to be unreasonably withheld, delayed or conditioned); and

(d)

the Seller shall keep the Purchaser informed of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in its possession as may be requested by the Purchaser (acting reasonably).

7.2

If a Warranty Claim arises as a result of, or in connection with, a Third Party Claim, the Purchaser shall, until the earlier of such time as the Seller shall give any notice as contemplated by subparagraph 7.1 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:

(a)	consult with the Seller, and take account of the reasonable requirements of the Seller, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

(b)

keep the Seller promptly informed of the progress of the Third Party Claim and provide the Seller with copies of all relevant documents and such other information in the Purchaser’s possession as may be requested by the Seller (acting reasonably); and

(c)

not cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned).

EXECUTION VERSION

7.3

Nothing in this paragraph 7 shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation or would breach any duty of confidentiality owed to any third party. If any information is provided by any person (the Provider) to any other person (the Recipient) pursuant to this paragraph 7:

(a)	that information shall only be used by the Recipient in connection with the Third Party Claim and clause 22 of this agreement shall in all other respects apply to that information; and

(b)	to the extent that information is privileged:

(i)	no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

(ii)

if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is the Seller or the Purchaser, the Recipient shall promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

7.4

Any failure by the Purchaser to comply with its obligations in this paragraph 7 shall not prevent any claim by the Purchaser that it may have against the Seller or extinguish any liability of the Seller in respect of the relevant claim in question.

8.	Mitigation

The Purchaser shall take all reasonable measures to mitigate any loss which it may incur in consequence of any breach by the Seller of the terms of this agreement including a breach of a Warranty.

9.	Recovery from third parties

If:

(a)	the Seller makes a payment in respect of a Warranty Claim (the Damages Payment);

(b)

the Purchaser receives any sum other than from the Seller which would not have been received but for the matter or circumstance giving rise to that Warranty Claim within twelve months of the expiry of the relevant time limitations for that Warranty Claim referred to in paragraph 5 (the Third Party Sum);

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)

the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Warranty Claim in question (such excess being the Excess Recovery), the Purchaser shall, promptly following receipt of the Third Party Sum by it, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment.

10.	Insurance

Without prejudice to the Purchaser’s duty to mitigate any loss in respect of any of the Warranties being untrue or inaccurate, if in respect of any matter which would otherwise give rise to a Warranty Claim, the Purchaser is entitled to recover under any policy of insurance, the amount of insurance monies that the Purchaser actually recovers (having made reasonable efforts to recover such amounts) shall reduce pro tanto or extinguish that Warranty Claim.

EXECUTION VERSION

11.	Contingent liabilities

If any Warranty Claim is based upon a liability which is contingent only, the Seller shall have no obligation to make a payment in respect thereof unless (and until) such contingent liability ceases to be contingent and becomes an actual liability on or before the date falling twelve months from the expiry of the relevant time limitations for that Warranty Claim referred to in paragraph 5.

12.	Remedy of breaches

If the matter or circumstance giving rise to a Warranty Claim is capable of remedy, the Seller shall have no liability in respect of that Warranty Claim unless the relevant matter or circumstance is not remedied within 30 days after the date on which the Seller is given notice as contemplated by paragraph 2 of this Schedule 2 in relation to that matter or circumstance. The Purchaser shall procure that the Seller is given the opportunity in that 30 day period to remedy the relevant matter or circumstance and shall, without prejudice to paragraph 8 of this Schedule 2, provide all reasonable assistance to the Seller to remedy the relevant matter or circumstance.

13.	Consequential loss

The Seller shall have no liability under or in respect of the Warranties for any loss of business or profits, or in connection with any indirect or consequential loss or any punitive or aggravated damages, arising out of any matter or circumstance giving rise to a Warranty Claim.

14.	Fraud

None of the limitations on the liability of the Seller set out in this schedule (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) shall apply to any claim against the Seller to the extent that the liability of the Seller in respect of that claim arises from fraud or wilful concealment on the part of the Seller or any member of the Seller’s Group.

EXECUTION VERSION

SCHEDULE 3

ASSETS

PART 1

ASSETS

(a)	the Goodwill;

(b)	the Equipment;

(c)	the benefit (subject to the burden) of the Property Lease;

(d)	the benefit (subject to the burden) of the Insurance Policies and the Reinsurance Policies;

(e)	the benefit (subject to the burden) of the Contracts;

(f)	the Business Intellectual Property Rights;

(g)	the Information;

(h)	all records and other documents relating to the Business;

(i)	the benefit of the Claims;

(j)	the Debts;

(k)	cash in hand and at bank, including an amount in cash equal to the value of the Inadmissible Assets as at the Accounts Date;

(l)	bills receivable; and

(m)	the Investments.

EXECUTION VERSION

PART 2

APPORTIONMENT OF INITIAL CONSIDERATION

Description of assets and liabilities transferred	Valuation as at Accounts Date (HKD)	Revised valuation as at Accounts Date (HKD)	Apportionment of Consideration (GBP) (Based on a rate of exchange of GBP 1 = HKD 13.291)
ASSETS
Equipment (excluding the Lease)	2,078,562	2,078,562	156,389
Intangible assets (other than deferred acquisition costs)	304,019	304,019	22,874
Available-for-sale investments	563,649,790	563,649,790	42,408,381
Deferred acquisition costs	73,269,597	73,269,597	5,512,723
Reinsurance assets	392,290,585	392,290,585	29,515,506
Insurance debts	433,049,999	433,049,999	32,582,198
Other debtors and deposits	15,155,138	15,155,138	1,140,256
Amounts due from related companies	32,089	32,089	2,414
Deferred tax assets	37,407,617	0	0
Bank balances and cash	833,821,657	716,135,398	53,881,228
The Lease	0	0	0
Goodwill	63,000,000	269,951,992	57,010,886

LIABILITIES
Insurance liabilities	-2,249,118,637	-2,249,118,637	-169,221,175
Amount due to insurers and reinsurers	-142,784,966	-142,784,966	-10,742,981
Other creditors and accrued charges	-36,679,590	-36,679,590	-2,759,731
Amounts due to related companies	-28,527,976	-28,527,976	-2,146,413
Retirement fund liability	-8,806,000	-8,806,000	-662,554
Head Office Account	-117,686,259	0	0
Investment Revaluation Reserve	-1,521,429	0	0
Accumulated Losses	171,065,804	0	0

EXECUTION VERSION

SCHEDULE 4

THE PROPERTY

1.	(a) Address: 32nd Floor, Dorset House, Tai Koo Place, 979 King’s Road, Island East, Hong Kong.

(b)	Landlord: Taikoo Place Holdings Limited

(c)	Term: Thirty six months commencing on the 15th day of February 2013 and expiring on the 14th day of February 2016.

(d)	Rent: HK$603,730.00 per calendar month

EXECUTION VERSION

SCHEDULE 5

PRE-COMPLETION UNDERTAKINGS

1.	CONDUCT OF BUSINESS.

1.1

To the extent permitted by law, the Purchaser and the Seller shall each appoint a representative to participate in a weekly conference call to discuss the Business, including any and all matters that may be adverse to the Business.

1.2	The Seller shall from the date of this agreement until Completion:

(a)

carry on the Business in the ordinary course in accordance with all applicable laws and regulations in substantially the same manner as it was operated prior to the date of this agreement and use its reasonable endeavours to maintain its trade connections; and

(b)

take reasonable steps to maintain the Equipment and Information Technology in the ordinary course in substantially the same manner as it was maintained prior to the date of this agreement and remove none of its physical Assets from the Property or otherwise dispose of any Asset, in each case save in the ordinary course of business or with the written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned).

1.3

Until Completion, the Seller shall exercise all rights and powers available to it so as to procure that, except with the written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned), it shall not, in relation to the conduct of the Business (other than in the ordinary course of the investment activities related to the Business):

(a)	incur any expenditure exceeding GBP200,000 on capital account; or

(b)	dispose of any part of the Assets except in the ordinary course of business or create any Encumbrance in respect of any part of the Assets; or

(c)	borrow any money (except borrowings from its bankers not exceeding GBP100,000) or make any payments out of or drawings on its bank account(s) (except routine payments or drawings); or

(d)	enter into any transaction with a member of the Seller’s Group other than on arm’s length terms; or

(e)

make any change in the terms and conditions of employment of any of its Senior Employees or employ any additional person on terms that they will earn more than the equivalent of GBP80,000 per annum (Additional Senior Employees);

(f)	terminate for cause (where there has been a material breach by the Senior Employee of his employment contract) the employment of any Senior Employee or any Additional Senior Employees; or

(g)	terminate (except in relation to paragraph 1.3(f) above) the employment of any Senior Employee or any Additional Senior Employees; or

(h)

make, or announce to any person any proposal to make, any change or addition to any benefit of or in respect of any Employee, Senior Employee or Additional Senior Employee other than any change required by law or proposed change of which full and accurate particulars are set out in or; the Disclosure Letter

EXECUTION VERSION

(i)

enter into any (i) large and complex construction and engineering (C&E) insurance policies with a period of 5 years or more (whereby the period is the construction period, excluding any additional period for maintenance cover); (ii) construction employee compensation insurance policies; or (iii) other insurance policy with a period greater than 18 months (except for insurance business relating to maids); or

(j)	release any provision or reserve in respect of liabilities of the Business except in the ordinary course of business consistent with past practice; or

(k)	materially alter the type or nature or mix of the investment portfolio of the Business from that which existed as at the date of this agreement; or

(l)	vary, or agree to terminate, any Material Contracts, material Insurance Policy and/or material Reinsurance Policy other than in the ordinary course of business; or

(m)

otherwise than in the ordinary course of business; (i) enter into, materially modify, agree to terminate or assign any contract or agreement; or (ii) assume any liability, in each case (A) having a value or involving expenditure by the Business in excess of GBP50,000 or (B) which is of a long-term, onerous or unusual nature; or

(n)

make any changes to its accounting or actuarial practices or policies in relation to the relevant Business or amend any internal policies, practices or guidelines with respect to underwriting, claims handling, reserving, reinsurance and distribution arrangements which would adversely affect the Business; or

(o)	otherwise than in the ordinary course of business, institute, settle or agree to settle any legal proceedings relating to the Business for amounts exceeding GBP50,000; or

(p)	offer any new products or withdraw any existing products or materially amend or vary the terms and conditions of any existing products; or

(q)	incur any liabilities other than trading liabilities incurred in the ordinary and usual course of business on an arm’s length basis; or

(r)	incur or pay any management charges or other payments to any member of the Seller’s Group otherwise than in the ordinary course of business consistent with past practice; or

(s)	agree, conditionally or otherwise, to do any of the foregoing.

EXECUTION VERSION

SCHEDULE 6

COMPLETION

PART 1

SELLER’S OBLIGATIONS

At Completion the Seller shall procure the delivery to the Purchaser of:

(a)	a certified copy of a board resolution of the Seller authorising the execution of this agreement and the other Transaction Documents to which it is or will be a party;

(b)	counterparts of the Transaction Documents to which they are a party, duly executed by the Seller and the relevant members of the Seller’s Group as applicable;

(c)

all documents necessary to effect the assignment of the Property Lease to the Purchaser, where all necessary consents have been obtained and all such documents have been agreed and executed by the relevant parties thereto, in each case before the Completion Date;

(d)

assignments in favour of the Purchaser in the Agreed Form of the Business Intellectual Property Rights, duly executed by the Seller or by the member of the Seller’s Group as the registered owner of the same;

(e)

where counterparties to a Contract have agreed or consented to a novation or assignment of the relevant Contract to the Purchaser, counterpart assignments or novation agreements in favour of the Purchaser in respect of that Contract executed by the Seller and the relevant counterparty;

(f)	the Information and all other records, documents, lists, catalogues, literature and material as are included in the Assets;

(g)

cash by electronic or wire transfer in immediately available funds for same day value into an account of the Purchaser’s Hong Kong branch (details of which are notified in writing to the Seller no later than three Business Days prior to Completion) with an aggregate value equivalent to cash in hand and at bank, including an amount in cash equal to the value of the Inadmissible Assets as at the Accounts Date, of the Hong Kong Branch as at Completion; and

(h)

duly executed transfers (or other instruments or where such securities are held in electronic form the equivalent thereof) in favour of the Purchaser in respect of all of the Investments, in such forms reasonably acceptable to the Purchaser, together with the certificates (if applicable) evidencing the Seller’s ownership of the relevant Investment.

EXECUTION VERSION

PART 2

PURCHASER’S OBLIGATIONS

At Completion the Purchaser shall:

(a)	make a payment to the Seller of an amount equal to the Initial Consideration;

(b)

deliver to the Seller a certified copy of the resolutions of the board of directors of the Purchaser authorising the execution of this agreement and each of the other Transaction Documents to which it is or is to be a party;

(c)	deliver to the Seller a counterpart of each Transaction Document to which the Purchaser is a party, duly executed by the Purchaser; and

(d)

where counterparties to a Contract have agreed or consented to a novation or assignment of the relevant Contract to the Purchaser, deliver to the Seller counterpart assignments or novation agreements in respect of that Contract executed by the Purchaser.

EXECUTION VERSION

SCHEDULE 7

EMPLOYEES

1.	In this schedule:

Beneficiary means, in relation to an indemnity, the person receiving the benefit of the indemnity;

claim includes a claim by any person (including a trade union and any governmental, statutory or local authority or body);

Covenantor means, in relation to an indemnity, the person undertaking to indemnify the Beneficiary;

Employee Costs means salary, entitlements, benefits, contributions to or requirements to provide any payment or benefit under any retirement scheme, mandatory payments to pension funds, provident funds, paid time off, annual leave, guarantees and compensations, bonuses and incentive plans, termination, remuneration in lieu of notice of termination, redundancy, retrenchment, severance or long service payments, holiday or maternity leave or any payment or benefit relating to, payable or accruing in respect of an Employee under the terms of any applicable contract or any law or regulation;

liability and liabilities includes any award, compensation, damages, fine, loss, order, penalty, payment made by way of settlement and costs and expenses reasonably incurred in connection with a claim or investigation (including any investigation by the Hong Kong Equal Opportunities Commission or any other enforcement, regulatory or supervisory body and of implementing any requirements which may arise from any such investigation), legal costs and expenses are assessed on an indemnity basis;

Non-Transferring Employees means those Employees who do not accept the offer of employment from the Purchaser (or its nominee) in accordance with paragraph 2;

and

Transferring Employees means those Employees who accept the offer of employment from the Purchaser (or its nominee) in accordance with paragraph 2.

2.

Save for those Employees whose employment may not be terminated unilaterally by the Seller in accordance with the provisions of the Employment Ordinance, the Seller shall give notice to the Employees terminating their employment with effect from Completion. Not less than seven days before Completion, the Purchaser shall give notice to each of the Employees offering them employment with the Purchaser (or its nominee) with effect from Completion on terms no less favourable than those on which the Employees are employed by the Seller immediately before Completion and that shall include full credit for any period of employment with any member of the Seller’s Group, such notices to be in the Agreed Form. The Seller shall release the Transferring Employees from their employment with the Seller, and any relevant contractual obligations, to enable the Transferring Employees to take up employment with the Purchaser on and from Completion.

3.

As soon as practicable after the date of this agreement and in any event by no later than 30 Business Days before Completion, the Seller shall provide the Purchaser with particulars of employment of each Employee for the purpose of enabling the Purchaser (or its nominee) to make offers of employment described in paragraph 2 of this schedule.

EXECUTION VERSION

4.

The Seller will remain responsible for, and will indemnify the Purchaser against, all Employee Costs and liabilities relating to Non-Transferring Employees save and except for any Employees Costs and/or liabilities which arise as a consequence of a breach by the Purchaser of the Purchaser’s obligations under paragraph 2 of this schedule.

5.

The Seller will discharge all its obligations in respect of the Employees (including but not limited to, all Employee Costs) that relate to the period prior to the Completion Date and will indemnify the Purchaser in relation to all Employee Costs as at Completion and against any liability (such Employee Costs and liability being the Employee Excluded Liabilities):

(a)	arising from the Seller’s failure to do so; or

(b)	relating to a claim by, on behalf of or in relation to, an Employee which arises out of any act or omission by the Seller or any other event, matter or circumstance occurring before Completion; or

(c)

arising from Sharesave Plan, Long Term Incentive Plan (LTIP), Seller’s MPF Scheme, Seller’s ORSO Scheme, any deferred bonus awards, any cash awards (one-off or otherwise), completion bonus and any retention bonuses.

This indemnity excludes:

(i)	any part of any liability for which the Purchaser is responsible under paragraph 6 below which arises from the Transferring Employee’s period of continuous employment before Completion; and

(ii)

an obligation as is mentioned in paragraph 6 below to make any payment as a result of termination of employment which is calculated by reference of a period of employment with the Seller or any member of the Seller’s Group as well as the period of employment with the Purchaser.

6.

The Purchaser will assume responsibility as the employer of the Transferring Employees on its own account from the day following the Completion Date and the Purchaser will indemnify the Seller against all liabilities arising from the Purchaser’s failure to discharge any liability relating to a Transferring Employee arising after Completion (save for Employee Excluded Liabilities).

7.	If the Beneficiary becomes aware of any matter which might give rise to a claim for an indemnity from the Covenantor, the following provisions will apply:

(a)

the Beneficiary will immediately give written notice to the Covenantor of the matter in respect of which the indemnity is being claimed (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) and will consult with the Covenantor with respect to the matter. If the matter has become the subject of any proceedings the Beneficiary will give the notice within sufficient time to enable the Covenantor time to contest the proceedings before any first instance judgment in respect of such proceedings is given;

(b)	the Beneficiary will:

(i)

take such action and institute such proceedings, and give such information and assistance, as the Covenantor or its insurers may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against any person (other than the Covenantor) the rights of the Beneficiary or its insurers in relation to the matter;

EXECUTION VERSION

(ii)

in connection with any proceedings related to the matter (other than against the Covenantor) use professional advisers nominated by the Covenantor or its insurers and, if the Covenantor or its insurers so requests, allow the Covenantor or its insurers the exclusive conduct of the proceedings in each case on the basis that the Covenantor will fully indemnify the Beneficiary for all costs incurred as a result of any request or nomination by the Covenantor or its insurers; and

(iii)	not admit liability in respect of or settle the matter without the prior written consent of the Covenantor such consent not to be unreasonably withheld or delayed; and

(c)

if the Covenantor has conduct of any litigation and negotiations in connection with a claim, the Covenantor will promptly take all proper action to deal with the claim so as not, by any act or omission in connection with the claim, to cause the Beneficiary to be in breach of its obligations to its current or past employees or to cause the Beneficiary’s business interests to be materially prejudiced.

8.

Any failure by any party to exercise any rights under this schedule will not operate as a waiver by that party of any such rights nor should it prevent that party from exercising the same right. The liability of any party under this schedule will not be released, impaired or affected by anything done by or arrangements or alterations of terms made with any of the parties to this agreement.

9.	The indemnities given by the Covenantor in this schedule are in addition to any rights which any Beneficiary may have at law or otherwise including, but not limited to, any right of contribution.

10.

The indemnities contained in this schedule will, for the avoidance of doubt, extend to include all costs and expenses suffered or reasonably incurred by the Beneficiary in connection with enforcing its rights under this schedule.

11.	No statement in the Disclosure Letter will affect any of the indemnities in this schedule.

EXECUTION VERSION

SCHEDULE 8

PENSIONS

1.	Interpretation

In this schedule, the following definitions shall have the following meanings:

MPFA means the Authority as defined under the MPFSO;

MPFSO means the Mandatory Provident Fund Schemes Ordinance (Cap. 485, the Laws of Hong Kong);

MPF Transfer Amount means the aggregate amount which is paid or transferred by the trustees of the Seller’s MPF Scheme to the trustees of the Purchaser’s Scheme, the amount of which as determined in accordance with paragraph 8(d);

ORSO means the Occupational Retirement Schemes Ordinance (Cap. 426, the Laws of Hong Kong);

ORSO Transfer Amount means the aggregate amount which is paid or transferred by the trustees of the Seller’s ORSO Scheme to the trustees of the Purchaser’s Scheme, the amount of which as determined in accordance with paragraph 3.1;

Pension Transfer Date means, in respect of each of the ORSO Transfer Amount and MPF Transfer Amount, such day as the Seller and the Purchaser may agree, as confirmed in writing by the Seller and the Purchaser or by the trustee(s) of the Seller’s ORSO Scheme or of the Seller’s MPF Scheme (as the case may be), on which the ORSO Transfer Amount or MPF Transfer Amount (as the case may be) will be transferred from the Seller’s ORSO Scheme or the Seller’s MPF Scheme (as the case may be) to the Purchaser’s Scheme;

Purchaser’s Actuary means such actuary as the Purchaser may determine and notify to the Seller for the purposes of this Schedule;

Purchaser’s Scheme means the participating scheme of the Purchaser established under HSBC Mandatory Provident Fund - Supertrust Plus;

Seller’s Actuary means such actuary as the Seller may determine and notify to the Purchaser for the purposes of this Schedule;

Seller’s MPF Scheme means the participating scheme of the Seller established under HSBC Mandatory Provident Fund - Supertrust Plus;

Seller’s ORSO Scheme means the Royal & Sun Alliance Insurance Retirement Scheme established under trust with effect from 1 January 1988 as subsequently amended and supplemented (the Seller’s ORSO Scheme Documentation);

Transfer MPF Employee Members means those Transferring Employees who were members of the Seller’s MPF Scheme immediately before Completion;

Transfer ORSO Employee Members means those Transferring Employees who were members of the Seller’s ORSO Scheme immediately before Completion;

Transferring Employees has the same meaning as in Schedule 7;

EXECUTION VERSION

Transferring MPF Members means those of the Transfer MPF Employee Members who become members of the Purchaser’s Scheme with effect from the Completion (or such later date as permitted by the MPFSO);

Transferring ORSO Members means those of the Transfer ORSO Employee Members who become members of the Purchaser’s Scheme with effect from the Completion (or such later date as permitted by the MPFSO).

A.	Seller’s ORSO Scheme

2.	Undertaking

2.1	The Purchaser undertakes to:

(a)

offer each Transfer ORSO Employee Member membership of, or to cause each Transfer ORSO Employee Member to become a member of, the Purchaser’s Scheme, with effect from the Completion (or such later date as permitted by the MPFSO);

(b)

recognise and procure the trustees of the Purchaser’s Scheme to recognise, the period of employment of each Transferring ORSO Member with the Seller or the Seller’s Group for the purposes of determining the employer’s voluntary contribution rates, and the vesting of such contributions (if applicable) in the Purchaser’s Scheme;

(c)

comply with the applicable provisions of the MPFSO and all applicable rules, regulations and notices relating thereto and orders made thereunder and with the applicable guidelines/codes of the MPFA in relation to the Transfer ORSO Employee Members, including but not limited to, any obligations to contribute to a retirement scheme.

2.2	The Seller undertakes:

(a)

to maintain its participation, and each Transfer ORSO Employee Member’s participation, in the Seller’s ORSO Scheme until the Completion and not to amend the provisions of the Seller’s ORSO Scheme between the date of this Agreement and the Completion, other than with the prior written consent of the Purchaser;

(b)	not to increase the salaries of the Transfer ORSO Employee Members between the date of this Agreement and the Completion, other than with the prior written consent of the Purchaser;

(c)

not to exercise any power or discretion of the Seller under the Seller’s ORSO Scheme Documentation between the date of this Agreement and the Completion, other than with the prior written consent of the Purchaser;

(d)

to use its reasonable endeavours to procure the prior written consent of the Transfer ORSO Employee Members where necessary to effect the transfer of the ORSO Transfer Amount from the Seller’s ORSO Scheme to the Purchaser’s Scheme on the Pension Transfer Date, provided that, in the event that any Transfer ORSO Employee Members request that compensation or payment be made in order to agree to the transfer of the ORSO Transfer Amount, the Seller shall not be responsible for such compensation or payment and shall not in any manner agree to such compensation or payment on behalf of the Purchaser or the trustees of the Purchaser’s Scheme.

EXECUTION VERSION

3.	Calculation of the ORSO Transfer Amount

3.1	The Seller and the Purchaser undertake to:

(a)

immediately following Completion, calculate and agree or instruct the Seller’s Actuary and the Purchaser’s Actuary respectively to calculate and agree, the ORSO Transfer Amount in respect of the Seller’s ORSO Scheme and in accordance with the terms of this Schedule, with an aim to agreeing such amount within 30 Business Days following Completion, provided that in all cases the ORSO Transfer Amount shall be an amount not less than the sum of: (i) the value of the aggregate benefits payable to or in respect of all Transferring ORSO Members as at the Pension Transfer Date under the Seller’s ORSO Scheme as if a payment event under the Seller’s ORSO Scheme’s Documentation had occurred in respect of each Transferring ORSO Member on the Pension Transfer Date; and (ii) the solvency surplus of the Seller’s ORSO Scheme, as calculated and agreed between the Seller’s Actuary and the Purchaser’s Actuary, as at the Pension Transfer Date (the Solvency Surplus); and

(b)

provide the Seller (or, if authorised by the Seller, Seller’s Actuary) and the Purchaser (or, if authorised by the Purchaser, Purchaser’s Actuary) respectively with such information as they may require in order to perform the calculations in accordance with this paragraph 3.1.

3.2

Neither the Purchaser nor the trustees of the Purchaser Scheme will be responsible for making up or meeting any funding or contribution shortfall in respect of any Transfer ORSO Employee Members’ entitlements or benefits under the Seller’s ORSO Scheme which are due or otherwise attributable to or in respect of the Transfer ORSO Employee Members in accordance with the Seller’s ORSO Scheme and applicable law.

4.	The Purchaser’s Scheme

4.1

The Purchaser shall use its reasonable endeavours to procure that the trustees of the Purchaser’s Scheme shall be able and willing to accept the transfer to the Purchaser’s Scheme of the ORSO Transfer Amount.

4.2

The Purchaser undertakes to procure that the Transfer Amount transferred to the Purchaser’s Scheme in respect of the Transferring ORSO Members under paragraph 3.1, less the Solvency Surplus, will be applied exclusively in the provision of benefits for and in respect of such Transferring ORSO Members in respect of their service period with the Seller or the Seller’s Group completed prior to the Pension Transfer Date, in accordance with and subject to the terms of the Purchaser’s Scheme.

5.	Transfer of Benefits Arrangement

5.1

The Seller and the Purchaser shall agree and shall each procure that the trustees of the Seller’s ORSO Scheme and the trustees of the Purchaser’s Scheme respectively to agree on the mechanics and procedures in respect of the transfer of the ORSO Transfer Amount from the Seller’s ORSO Scheme to the Purchaser’s Scheme as soon as practicable but in any event no later than 10 Business Days before the Pension Transfer Date.

5.2

The Seller shall use its reasonable endeavours to procure the ORSO Transfer Amount to be transferred to the trustees of the Purchaser’s Scheme either in cash or in the form of other assets acceptable to the Purchaser and the trustees of the Purchaser’s Scheme or partly in cash and partly in the form of such other assets (similarly acceptable to the Purchaser and the trustees of the Purchaser’s Scheme).

EXECUTION VERSION

6.	Dispute

Any dispute between the Seller and the Purchaser or between the Purchaser’s Actuary and the Seller’s Actuary concerning the calculation of the ORSO Transfer Amount set out in paragraph 3.1 shall in the absence of agreement between them be referred to an independent actuary, agreed between the Purchaser and the Seller within 10 Business Days of the issue of such a reference first being raised by either party or failing such agreement, appointed at the request of either the Purchaser or the Seller by the President for the time being of the Institute of Actuaries of England, and such independent actuary shall act as an expert and not as an arbitrator and whose decision, in the absence of manifest error, shall be final and binding on the parties and whose expenses shall be borne equally by the Purchaser and the Seller or otherwise as the expert in his absolute discretion may determine.

B.	Seller’s MPF Scheme

7.	Purchaser’s undertaking

The Purchaser undertakes to:

(a)

offer each Transfer MPF Employee Member membership of, or to cause each Transfer MPF Employee Member to become a member of, the Purchaser’s Scheme, with effect from the Completion (or such later date as permitted by the MPFSO);

(b)

recognise and procure the trustees of the Purchaser’s Scheme to recognise, the period of employment of each Transferring MPF Member with the Seller or the Seller’s Group for the purposes of determining the employer’s voluntary contribution rates, and the vesting of such contributions (if applicable) in the Purchaser’s Scheme;

(c)	use its reasonable endeavours to procure that the trustees of the Purchaser’s Scheme shall be able and willing to accept the transfer to the Purchaser’s Scheme of the MPF Transfer Amount;

(d)

comply with the applicable provisions of the MPFSO and all applicable rules, regulations and notices relating thereto and orders made thereunder and with the applicable guidelines/codes of the MPFA in relation to the Transfer MPF Employee Members, including but not limited to, any obligations to contribute to a retirement scheme.

8.	Seller’s undertaking

The Seller undertakes to:

(a)

maintain its participation, and each Transfer MPF Employee Member’s participation, in the Seller’s MPF Scheme until the Completion and not to amend the provisions of the Seller’s MPF Scheme between the date of this Agreement and the Completion, other than with the prior written consent of the Purchaser;

(b)	not to increase the salaries of the Transfer MPF Employee Members between the date of this Agreement and the Completion, other than with the prior written consent of the Purchaser;

(c)

not to exercise any power or discretion of the Seller under the Seller’s MPF Scheme Documentation between the date of this Agreement and the Completion, other than with the prior written consent of the Purchaser;

EXECUTION VERSION

(d)

to procure the trustees of the Seller’s MPF Scheme to calculate and effect the transfer of the MPF Transfer Amount from the Seller’s MPF Scheme to the Purchaser’s Scheme, provided that in all cases the MPF Transfer Amount shall be an amount not less than the entire balance (comprising benefits attributable to contributions from the Seller and those from the Transfer MPF Employee Members, whether any portion of such benefits are vested or not in the Transfer MPF Employee Members) as at the Pension Transfer Date under the Seller’s MPF Scheme as if a payment event under the Seller’s MPF Scheme’s constitutive documentation had occurred in respect of each Transferring MPF Member on the Pension Transfer Date; and

(e)

to procure the prior written consent of the Transfer MPF Employee Members where necessary to effect the transfer of the MPF Transfer Amount from the Seller’s MPF Scheme to the Purchaser’s MPF Scheme on the Pension Transfer Date in such manner as the Seller and the Purchaser, in consultation with the trustees of the Seller’s MPF Scheme and the trustees of the Purchaser’s Scheme may agree.

EXECUTION VERSION

SCHEDULE 9

EXCLUDED CONTRACTS

1.	Letter of Guarantee

The letter of guarantee (No. 5467323516) dated 19 November 2007 as amended 24 January 2014 issued by Citibank, N.A, Hong Kong in favour of The Insurance Authority of Hong Kong in the amount of HKD685,000,000 (Data Room folders 6.7.2.1 and 6.7.2.2).

2.	Finance Services Agreements for Investments

Description of Agreement	Data Room Folder

All Banking Providers – bank accounts (current and integrated accounts)	1.48

All Fixed Deposits/Bonds	1.45

3.	Letters of Guarantee associated with specific Insurance Policies

Description of Guarantee	Data Room Folder

G4S Holdings (HK) Ltd	6.7.3

PCCW Ltd	6.7.3

Hong Kong Air Cargo Terminals Ltd	6.7.3

4.	Seller’s Group Assets

The following assets are owned by members of the Seller’s Group and form part of the Retained Business:

Description of Agreement	Data Room Folder

DWS Investment SA (Deutsche) Management Agreement	6.51.32 6.51.33

JP Morgan – Investment Custodian	Not provided

AON Grip Group Level Agreement	Not provided

Willis Group Level Agreement	Not provided

Websters Claims Adjustment Services	Not provided

EXECUTION VERSION

5.	Additional Excluded Contracts

The Network Partnership Agreement set out in the Data Room in folder 6.51.8 forms part of the Retained Business and will not be novated to the Purchaser at Completion.

6.	Excluded Tenancy Agreements

The following tenancy agreements entered into on behalf of certain Employees will form part of the Retained Business to the extent such Employees do not transfer to the employment of the Purchaser at Completion:

Description of Agreement	Data Room Folder
Tenancy agreements entered into by the Hong Kong Branch on behalf of certain Employees	4.18

EXECUTION VERSION

SCHEDULE 10

COMPLETION ACCOUNTS

PART 1

PREPARATION OF THE COMPLETION BALANCE SHEET

1.	PREPARATION OF DRAFT COMPLETION BALANCE SHEET

To enable the Completion Equity to be ascertained, as soon as reasonably practicable and by no later than 30 Business Days following Completion, the Purchaser shall prepare and deliver to the Seller a draft of a balance sheet of the Business (the draft Completion Balance Sheet) as at the Completion Balance Sheet Date. The draft Completion Balance Sheet shall be prepared in the form and include the items shown in Part 2 of this schedule and in accordance with the following:

(a)	the specific policies set out in Part 3 of this schedule;

(b)

to the extent not covered by (a) and to the extent consistent with the Accounting Standards in force at the Accounts Date, the accounting policies, principles, practices, evaluation rules, categorisations, procedures, techniques, methods and bases adopted by the Seller in relation to the Business in the preparation of the Accounts; and

(c)	to the extent not covered by (a) or (b), the Accounting Standards in force at the Accounts Date.

2.	NOTIFICATION OF DISPUTED ITEMS

Within 30 Business Days of delivery to the Seller of the draft Completion Balance Sheet, the Seller shall give a notice to the Purchaser of any item or items it wishes to dispute together with the reasons for such dispute and a list of proposed adjustments. If, by the expiry of such period of 30 Business Days, no such notice is given to the Purchaser or the Seller has given notice to the Purchaser that there are no items it wishes to dispute, the draft Completion Balance Sheet shall constitute the final Completion Balance Sheet for the purposes of this agreement.

3.	RESOLUTION OF DISPUTED ITEMS AND FINALISATION OF THE COMPLETION BALANCE SHEET

If, in accordance with this schedule, notice is given to the Purchaser as to any item or items in dispute:

(a)	the Seller and the Purchaser shall attempt to agree in writing the item or items disputed by the Seller;

(b)

if any such item or items are not agreed in writing between the Seller and the Purchaser within 20 Business Days of the provision of notice to the Purchaser by the Seller pursuant to paragraph 2 above, the item or items in dispute shall be determined by the Independent Accountants; and

(c)

the draft Completion Balance Sheet, adjusted to take account of each item in dispute as agreed in writing between the Seller and the Purchaser or as determined by the Independent Accountants (as the case may be), shall constitute the final Completion Balance Sheet for the purposes of this agreement.

EXECUTION VERSION

4.	INDEPENDENT ACCOUNTANTS

4.1

If the Seller and Purchaser do not reach an agreement in accordance with paragraph 3(a) above, such items in dispute (and not those items of the draft Completion Balance Sheet that have been agreed between the Seller and the Purchaser) shall be referred to such firm of chartered accountants:

(a)

(i) to such individual based in the London or Hong Kong office, and employed by the relevant member firm, of Deloitte Touche Tohmatsu Limited, Ernst & Young Global Limited, KPMG International Cooperative or PricewaterhouseCoopers International Limited (each, a Big 4 Expert Firm), as the Purchaser and the Seller may agree; (ii) (solely in circumstances in which all of the Big 4 Expert Firms are precluded from accepting the appointment as a result of professional conduct rules relating to conflicts or are otherwise unwilling to accept such appointment) to such individual at another independent firm of chartered accountants of international repute as the Purchaser and the Seller may agree, each within five Business Days after the expiry of the period allowed by the relevant provision of this agreement for the Seller and the Purchaser to reach agreement over the relevant item in dispute; or

(b)

failing such agreement, as shall be nominated for this purpose on the application of the Seller or the Purchaser by the President of the Institute of Chartered Accountants in England and Wales for the time being.

4.2

The Seller and the Purchaser shall co-operate in good faith to do everything necessary to procure the effective appointment of the Independent Accountants. The Seller and the Purchaser shall agree terms of engagement with the Independent Accountants as soon as reasonably practicable after the Independent Accountants are nominated and shall not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this agreement. The Seller and the Purchaser shall counter-sign the terms of appointment as soon as they are agreed.

4.3	The Independent Accountants shall act on the following basis:

(a)	the Independent Accountants shall act as experts and not as arbitrators;

(b)	the item or items in dispute shall be notified to the Independent Accountants in writing by the Seller and/or the Purchaser within 10 Business Days of the Independent Accountants’ appointment;

(c)	their terms of reference shall be as set out in this Schedule 10;

(d)	the Independent Accountants shall decide the procedure to be followed in the determination;

(e)

the Seller and the Purchaser shall each provide the Independent Accountants promptly with all access to premises, information, assistance (including assistance from employees) and access to books and records of account, documents, files, working papers and information stored electronically which they reasonably require, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of the Business subject to execution of confidentiality undertakings and hold harmless letters if accessing auditor’s working papers;

(f)	the determination of the Independent Accountants shall (in the absence of manifest error) be final and binding on the parties; and

EXECUTION VERSION

(g)

the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne as the Independent Accountants shall determine, failing which they shall be borne equally as between the Seller on the one hand and the Purchaser on the other hand.

5.	PROVISION OF INFORMATION

The Seller shall provide the Purchaser with all access to premises, information, assistance (including assistance from employees of the Seller), and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which it may reasonably require for the purposes of this Schedule 10. The Purchaser shall provide the Seller with all access to premises, information, assistance (including assistance from employees of the Purchaser) and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which it may reasonably require for the purposes of this Schedule 10.

EXECUTION VERSION

PART 2

PRO FORMA COMPLETION BALANCE SHEET

	Accounts Date 31 December 2013 (HKD million)	Completion Balance Sheet Date
ASSETS
Goodwill	63,000,000
Equipment (excluding the Lease)	2,078,562
Intangible assets (other than deferred acquisition costs)	304,019
Available-for-sale investments	563,649,790
Deferred acquisition costs	73,269,597
Reinsurance assets	392,290,585
Insurance debts	433,049,999
Other debtors and deposits	15,155,138
Amounts due from related companies	32,089
Deferred tax assets	37,407,617
Bank balances and cash	833,821,657

TOTAL ASSETS	2,414,059,053

LIABILITIES
Insurance liabilities	2,249,118,637
Amount due to insurers and reinsurers	142,784,966
Other creditors and accrued charges	36,679,590
Amounts due to related companies	28,527,976
Retirement fund liability	8,806,000

TOTAL LIABILITIES	2,465,917,169

Head Office Account	117,686,259
Investment Revaluation Reserve	1,521,429
Accumulated Losses	(171,065,804)

EXECUTION VERSION

PART 3

SPECIFIC POLICIES FOR PREPARATION OF THE COMPLETION BALANCE SHEET

1.	The Completion Balance Sheet shall be prepared as follows:

1.1

by reference to the nominal ledgers of the Business as at immediately prior to Completion. For the avoidance of doubt, the Completion Balance Sheet shall not take into account the funds flows arising as a consequence of Completion;

1.2	on a going concern basis and as if the date to which the Completion Balance Sheet is made up were the last day of a financial and fiscal year;

1.3	so as to include no provision for any matter which is the subject of an indemnity in favour of the Purchaser under the Transaction Documents;

1.4

so as to include no charge, provision, reserve, write-off, impairment or loss (whether against an asset or as a liability) to the extent arising as a consequence of the change of ownership of the Business (unless specifically indicated otherwise in paragraph 1.13 of this Part 3) or any change in management strategy, direction or priority or possible closure of any business (or part thereof) which results from such change of ownership or which is implemented at the direction of the Purchaser;

1.5	so as to take no account of events or information coming to light following the date of delivery by the Seller to the Purchaser of any notice pursuant to paragraph 2 of Part 1 of this Schedule 10;

1.6	so as to take no account of the costs of the Business or the Purchaser in relation to the preparation, delivery, review and resolution of the Completion Balance Sheet;

1.7

so as to include no provision for any Tax in respect of the Business (including in respect of any deferred Tax liabilities of the Business), and to also take no account of any loss, relief, allowance, deduction or credit in respect of any Tax that may be available to the Business, with the intention that no deferred Tax assets of the Business are provided for as assets in the Completion Balance Sheet;

1.8

so that all assets and liabilities of the Business are presented in HKD and then converted to GBP at the spot midpoint rate of exchange for the particular currency at Completion at the rate quoted by Bloomberg as at 4:00 p.m. in London;

1.9

such that no item may be included in the Completion Balance Sheet more than once or in a manner which results in double-counting (and the provisions of this Schedule 10 shall be interpreted so as to avoid any such double-counting);

1.10	without application of any minimum level of materiality;

1.11

so as not to reappraise the value of any of the fixed assets of the Business and, in particular (but without limitation), so as not to revalue any land or buildings save to allow for applicable depreciation in accordance with past practice;

1.12

so that the value attributed to any goodwill or other intangible asset shall be that attributed to it in the Accounts and so that no liability shall be made for any depreciation or otherwise in respect of any goodwill or intangible asset; and

EXECUTION VERSION

1.13

so as to assume that the Business benefits from an amount of reinsurance which is equal to the reinsurance from which it benefitted immediately prior to Completion but so that the value attributed to any unexpired premium reserves assets related to the remaining period of cover for events which occur after the Completion Date under reinsurance agreements (such as deferred costs or prepaid expense) which will terminate at Completion is written off to nil.

2.	The following specific accounting policies shall be applied when preparing the Completion Balance Sheet:

2.1

annual bonus and management incentive plans for management and employees (together, the Bonus) shall be accrued on a monthly basis at a rate of one twelfth of the total annual Bonus which would be payable if the Business achieved an on-target performance as defined within the relevant Bonus plan for the financial year in which Completion shall occur. On payment of the Bonus, the actual payment is recorded in the financial statements. In the event that the Bonus shall have been over provided for in the accrual the over provision shall be released to the Profit & Loss account for the financial year in which Completion shall occur. In the event that the Bonus shall have been under provided for in the accrual the under provision shall be charged to the profit and loss account for the financial year in which Completion shall occur; and

2.2

receivable balances which are overdue by 12 months or more shall be provided for in full. Receivable balances which are overdue by more than 6 months but less than 12 months shall be provided for where and to the extent that the Purchaser reasonably believes that they may not be collectable.

EXECUTION VERSION

SCHEDULE 11

GWP STATEMENT

1.	PREPARATION OF DRAFT GWP STATEMENT

As soon as reasonably practicable and by no later than 30 Business Days following Completion, the Purchaser shall prepare and deliver to the Seller a draft of a statement setting out the amounts of the MRP GWP, the MPP GWP, the IRP GWP and the IPP GWP (the draft GWP Statement).

2.	NOTIFICATION OF DISPUTED ITEMS

Within 30 Business Days of delivery to the Seller of the draft GWP Statement, the Seller shall give a notice to the Purchaser of any item or items it wishes to dispute together with the reasons for such dispute and a list of proposed adjustments. If, by the expiry of such period of 30 Business Days, no such notice is given to the Purchaser or the Seller has given notice to the Purchaser that there are no items it wishes to dispute, the draft GWP Statement shall constitute the final GWP Statement and the amounts of the MRP GWP, the MPP GWP, the IRP GWP and the IPP GWP shall be binding on the Seller and the Purchaser.

3.	RESOLUTION OF DISPUTED ITEMS AND FINALISATION OF THE GWP STATEMENT

If, in accordance with this schedule, notice is given to the Purchaser as to any item or items in dispute:

(a)	the Seller and the Purchaser shall attempt to agree in writing the item or items disputed by the Seller;

(b)

if any such item or items are not agreed in writing between the Seller and the Purchaser within 20 Business Days of the provision of notice to the Purchaser by the Seller pursuant to paragraph 2 above, the item or items in dispute shall be determined by the Independent Accountants; and

(c)

the draft GWP Statement, adjusted to take account of each item in dispute as agreed in writing between the Seller and the Purchaser or as determined by the Independent Accountants (as the case may be), shall constitute the final GWP Statement for the purposes of this agreement.

4.	INDEPENDENT ACCOUNTANTS

4.1

If the Seller and Purchaser do not reach an agreement in accordance with paragraph 3(a) above, such items in dispute (and not those items of the draft GWP Statement that have been agreed between the Seller and the Purchaser) shall be referred to such firm of chartered accountants:

(a)

(i) to such individual based in the London or Hong Kong office, and employed by the relevant member firm, of Deloitte Touche Tohmatsu Limited, Ernst & Young Global Limited, KPMG International Cooperative or PricewaterhouseCoopers International Limited (each, a Big 4 Expert Firm), as the Purchaser and the Seller may agree; (ii) (solely in circumstances in which all of the Big 4 Expert Firms are precluded from accepting the appointment as a result of professional conduct rules relating to conflicts or are otherwise unwilling to accept such appointment) to such individual at another independent firm of chartered accountants of international repute as the Purchaser and the Seller may agree, each within five Business Days after the expiry of the period allowed by the relevant provision of this agreement for the Seller and the Purchaser to reach agreement over the relevant item in dispute; or

EXECUTION VERSION

(b)

failing such agreement, as shall be nominated for this purpose on the application of the Seller or the Purchaser by the President of the Institute of Chartered Accountants in England and Wales for the time being.

4.2

The Seller and the Purchaser shall co-operate in good faith to do everything necessary to procure the effective appointment of the Independent Accountants. The Seller and the Purchaser shall agree terms of engagement with the Independent Accountants as soon as reasonably practicable after the Independent Accountants are nominated and shall not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this agreement. The Seller and the Purchaser shall counter-sign the terms of appointment as soon as they are agreed.

4.3	The Independent Accountants shall act on the following basis:

(a)	the Independent Accountants shall act as experts and not as arbitrators;

(b)	the item or items in dispute shall be notified to the Independent Accountants in writing by the Seller and/or the Purchaser within 10 Business Days of the Independent Accountants’ appointment;

(c)	their terms of reference shall be as set out in this Schedule 11;

(d)	the Independent Accountants shall decide the procedure to be followed in the determination;

(e)

the Seller and the Purchaser shall each provide the Independent Accountants promptly with all access to premises, information, assistance (including assistance from employees) and access to books and records of account, documents, files, working papers and information stored electronically relating to the Manulife Agreement and the Inchcape Motor Scheme Agreement which they reasonably require, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records relating to the Manulife Agreement and the Inchcape Motor Scheme Agreement subject to execution of confidentiality undertakings and hold harmless letters if accessing auditor’s working papers;

(f)	the determination of the Independent Accountants shall (in the absence of manifest error) be final and binding on the parties; and

(g)

the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne as the Independent Accountants shall determine, failing which they shall be borne equally as between the Seller on the one hand and the Purchaser on the other hand.

5.	PROVISION OF INFORMATION

The Seller shall provide the Purchaser with all access to premises, information, assistance (including assistance from employees of the Seller), and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically relating to the Manulife Agreement and the Inchcape Motor Scheme Agreement that it may reasonably require for the purposes of this Schedule 11. The Purchaser shall provide the Seller with all access to premises, information, assistance (including assistance from employees of the Purchaser) and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically relating to the Manulife Agreement and the Inchcape Motor Scheme Agreement that it may reasonably require for the purposes of this Schedule 11.

EXECUTION VERSION

SCHEDULE 12

LIST OF DOCUMENTS TO BE SUBMITTED TO THE INSURANCE AUTHORITY

1.	Draft versions of documents prior to their publication, including all gazette notices and notices or reports to be provided to policyholders and other interested parties;

2.	A copy of this agreement;

3.	A report setting out the particulars of the transfer (including all legal proceedings, begun or in contemplation, relating to any of the policies included in the transfer);

4.	A copy of the final and published Gazette notice referred to in section 25D(4)(a) of the Insurance Companies Ordinance; and

5.	Any other documents as required by the OCI.

EXECUTION VERSION

SCHEDULE 13

AGREED FORM DEED OF NOVATION

As appended.

EXECUTION VERSION

SCHEDULE 14

FORM OF NOTICE UNDER CLAUSE 5.5

Pursuant to Sections 4 and 5 of the Transfer of Businesses (Protection of Creditors) Ordinance (Chapter 49 of the Laws of Hong Kong)

Notice is hereby given that Royal & Sun Alliance Insurance plc, acting through its Hong Kong branch at 32/F, Dorset House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong (the Transferor) has agreed to transfer to Allied World Assurance Company, Ltd, acting through its Hong Kong branch at 28 Hennessy Road, 7th Floor, Wan Chai, Hong Kong (the Transferee) its classes of general business listed in Part 3 of the First Schedule of the Insurance Companies Ordinance (Cap. 41) (the ICO) (including goodwill) (the Business) operated under the name of the Transferor and certain assets and liabilities thereof in relation to the Business (the Agreement).

The transfer is expected to become effective on or before [insert completion date] (the Transfer Date) subject to certain conditions having been satisfied or waived by the Transferee and the Transferor pursuant to the Agreement. With effect from the Transfer Date, the Transferee intends to carry on the Business as a going concern in succession to the Transferor at [insert address] under the name of Allied World Assurance Company, Ltd.

Notice is hereby given that at the expiration of one month after the date of last publication of this notice, the liability of the Transferee (if any) for all the debts and obligations arising out of the carrying on of the Business by the Transferor up to and including the Transfer Date shall cease by virtue of the Transfer of Businesses (Protection of Creditors) Ordinance unless legal proceedings in respect of such debts and obligations are instituted prior to such expiration.

Dated the [●] day of [●].

For and on behalf of	For and on behalf of
Royal & Sun Alliance Insurance PLC acting through its Hong Kong branch	Allied World Assurance Company, Ltd acting through its Hong Kong branch
Transferor	Transferee
32/F, Dorset House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong	28 Hennessy Road, 7th Floor, Wan Chai, Hong Kong

EXECUTION VERSION

SCHEDULE 15

TRANSITIONAL SERVICES

PART 1

DEFINITIONS

For the purposes of this Schedule 15:

Comparison Period means the period between the date of this agreement and the Completion Date;

Maximum Transitional Period means the date falling six months from the Completion Date;

Replacement Service Provider means any person who from the end of the relevant Transitional Service provision provides the Transitional Services to the Purchaser for the benefit of the Business by way of replacement of the Seller;

Service Terms means in respect of each Transitional Service the service term identified as such in Part 3 of this Schedule 15;

Transitional Services means the services identified as such in Part 3 of this Schedule 15 to the extent that they relate to the Business;

TSA Third Party Consents means any consents necessary from third parties in order to provide the Transitional Services; and

Unauthorised Use means any access or use of the Information Technology systems of the Seller or of any other member of the Seller’s Group or any access, use or disclosure of any information, data or code (whether source code or object code) that is contained in, or utilised by, the Information Technology systems of the Seller or of any other member of the Seller’s Group that (in each case) is not expressly permitted by this Schedule 15 or is outside the scope of its intended use under this Schedule 15 (having regard to its use during the Comparison Period).

EXECUTION VERSION

PART 2

GENERAL PROVISIONS

1.	Migration Planning

1.1

Within four weeks of the date of this agreement, the parties shall meet to undertake a joint discussion in relation to the Transitional Services and the general approach to the transfer of the Transitional Services from the Seller to the Purchaser or a Replacement Service Provider for the benefit of the Business (Migration Workshop). At a minimum, the parties shall discuss and attempt to agree at the Migration Workshop:

(a)

whether any adjustments or changes are required to the list of Transitional Services or to the description of each of the Transitional Services (any such adjustments or changes to be agreed in writing by the parties);

(b)

whether or not to shorten or lengthen the Service Term in respect of any Transitional Service or whether, in fact, any Transitional Service is not required to be provided by the Seller to the Purchaser (any such adjustments to be agreed in writing by the parties); and

(c)

the resources, activities and timetable required to achieve the successful transfer of the Transitional Services from the Seller to the Purchaser or a Replacement Service Provider for the benefit of the Business.

1.2

Within seven weeks following the date of this agreement, the Purchaser shall provide to the Seller for review, a draft migration plan setting out any adjustments to the Transitional Services and/or the Service Terms and the steps the parties intend to take to enable the Transitional Services to be transferred to the Purchaser or a Replacement Service Provider for the benefit of the Business as soon as reasonably practicable after the Completion Date and, in any event, by the end of the Maximum Transitional Period, such draft to be consistent with any agreement reached in the Migration Workshop. The Seller shall provide written comments to the Purchaser in respect of the draft migration plan within one week of receipt of the draft migration plan from the Purchaser.

1.3

The Purchaser shall, by no later than the date falling nine weeks after the date of this Agreement, provide to the Seller a revised draft of the migration plan incorporating any reasonable comments made by the Seller. Thereafter the parties shall agree the migration plan as soon as reasonably practicable and, once agreed, the migration plan shall be the Migration Plan for the purposes of this Schedule 15. Either party may escalate a failure to agree the Migration Plan in accordance with the dispute provisions of this Part 2.

1.4

The Seller shall, at its cost, and provided it is not required to incur any third party costs, provide the Purchaser with reasonable assistance in producing the Migration Plan, including providing reasonable information and relevant documentation about the Transitional Services and the relevant Information Technology systems used by the Seller, to the extent reasonably required by the Purchaser to produce the Migration Plan.

1.5

Each of the Seller and Purchaser agree and acknowledge that the objective of the parties in relation to Migration Plan is the timely and effective separation of the Business from the Seller and the migration of such Business to the Purchaser in a state such that each Purchaser is capable of operating and managing the Business in a competent and functional manner from Completion. From the date of this agreement, each of the Seller and the Purchaser shall use all reasonable endeavours to plan and prepare for the implementation of the matters contemplated by this Schedule 15 and the Migration Plan.

EXECUTION VERSION

1.6	Prior to the Completion Date, the Purchaser and the Seller shall bear their own respective costs in implementing the Migration Plan.

2.	Provision of Transitional Services and Charges

2.1

From Completion, the Seller agrees to provide (or procure the provision of) each of the Transitional Services to the Purchaser for the benefit of the Business for the applicable Service Term (subject to any agreed adjustments to the Service Terms in accordance with this Schedule 15) to no less than the standard at which, and the manner in which (by using the same procedures and technical and organisational means), such Transitional Services were provided during the Comparison Period. Notwithstanding the foregoing, in respect of services procured by the Seller from a third party and passed through to the Purchaser for the benefit of the Business as Transitional Services, the standard applicable to such Transitional Services for the purposes of this paragraph shall be the standard at which they are received by the Seller during the Comparison Period.

2.2

The Purchaser shall be responsible for all reasonable costs and expenses incurred in connection with obtaining or maintaining TSA Third Party Consents, including costs that may be incurred by any agent, contractor or sub-contractor of the Seller, provided always that such costs and expenses are approved by the Purchaser in advance. The Seller shall use all reasonable endeavours to obtain the relevant TSA Third Party Consents. The Seller shall have no obligation to provide, and shall have no liability for any failure to provide or delay in providing, Transitional Services for which a TSA Third Party Consent is necessary, but is not obtained or is refused, terminated or withdrawn (whether as a result of the Purchaser’s failure to pay any costs or expenses referred to above or otherwise) (Dependent Service Element).

2.3

If the Seller is excused from providing a Dependent Service Element pursuant to paragraph 2.2, the Seller shall notify the Purchaser as soon as reasonably practicable and there shall be a proportionate reduction in the Charges (as defined below) to reflect any cost savings to the Seller as a result of such cessation. For the avoidance of doubt, the Seller makes no representation or warranty, whether express or implied, as to whether any TSA Third Party Consent can be obtained or maintained for the purposes of this Agreement.

2.4

In consideration of the Seller providing the Transitional Services, the Purchaser shall pay the Seller an amount of GBP12,000 per month (Charges). The Seller and the Purchaser agree that, where a reduction in scope, volume or standard of a Transitional Service is agreed, or all or a part of a Transitional Service expires or is terminated in accordance with this Schedule, the Charges in respect of the Transitional Services shall be reduced by a proportionate amount agreed between the parties. Upon termination or expiry of a Transitional Service, the Seller shall invoice the Purchaser for all amounts due or payable to the Seller in respect of such Transitional Service that were provided in the period prior to termination and that have not yet been invoiced.

2.5

The Seller shall invoice the Purchaser monthly in arrears for the Transitional Services. All undisputed invoices properly issued by the Seller in respect of the Transitional Services are payable in full by the Purchaser within 30 days of receipt of the invoice, in cleared funds to the bank account nominated in writing by the Seller. Where the Purchaser (acting reasonably and in good faith) disputes a particular Transitional Services invoice, it shall notify the Seller of the dispute as soon as is reasonably practicable following receipt of the invoice, and such dispute shall then be resolved in accordance with the dispute provisions of this Part B. Notwithstanding the dispute, the Purchaser shall make payments against any undisputed elements of the invoice within 30 days of receipt of the invoice. Upon resolution of the dispute, the Purchaser shall pay the remaining sums due, and interest on that amount calculated on a daily basis at the rate of 2.5% per annum, which interest shall accrue from the date on which such sums become due until payment, within five Business Days of such resolution.

EXECUTION VERSION

2.6

All charges for the Transitional Services shall be exclusive of any amounts in respect of Tax. If any service supplied or provided by the Seller under this Schedule 15 is a supply on which Tax is chargeable, the Purchaser shall procure that the recipient of that supply shall, against the production of a valid Tax invoice, pay to the maker of it an amount equal to any Tax so chargeable for which the maker of the supply is liable to account and the maker of such supply, following receipt of any such amount, shall account or shall procure that the representative member of its Tax group accounts to the relevant Taxation Authority for the Tax to which such amount relates within the applicable time limits. This paragraph shall continue to apply after expiration of this agreement.

3.	Co-operation and Unauthorised Use

3.1

The Seller and the Purchaser shall each (at its own cost) provide the other and the other’s contractors, agents and employees with such data, information, records and assistance as the other may reasonably request for the purpose of performing or receiving any Transitional Services and drafting and executing the Migration Plan and shall procure that its contractors, agents and employees comply with their respective obligations under all applicable laws in the provision or receipt of Transitional Services. The Seller and the Purchaser shall each act reasonably and in good faith, and shall co-operate with each other as reasonably required for the provision or receipt of Transitional Services and drafting and executing the Migration Plan.

3.2

The Purchaser shall not, and shall procure that each member of the Purchaser’s Group and its and their respective officers, directors, employees, contractors, sub-contractors, agents and other representatives shall not, commit any act of Unauthorised Use, and neither party shall suffer or permit any third party to commit any act of Unauthorised Use. In the event of any such Unauthorised Use (without prejudice to any other rights or remedies that the Seller may have), the Seller shall notify the Purchaser of the instance of Unauthorised Use and, where the instance of Unauthorised Use is capable of being remedied, request that the Purchaser remedy the instance of Unauthorised Use within three Business Days after receipt of notice giving full particulars of the Unauthorised Use.

3.3

If the instance of Unauthorised Use is incapable of being remedied, or has not been remedied in accordance with paragraph 3.2, the Seller shall be entitled (without liability to the Purchaser) to do one or more of the following: (i) temporarily disable or suspend access to particular parts of the Information Technology system to the user accounts of the users engaged in such Unauthorised Use; (ii) temporarily disable or suspend access to all Information Technology systems to the user accounts of the users engaged in such Unauthorised Use; and/or (iii) immediately suspend access to any affected Information Technology system, in each case only until such time as the Seller is reasonably satisfied that the Unauthorised Use has ceased and will not recur. In exercising its rights under this paragraph 3.3, the Seller shall act reasonably and proportionately.

4.	Termination and Disputes

4.1

The Seller may terminate all or any of the Transitional Services immediately by notice in writing to the Purchaser if the Purchaser: (i) fails to pay the undisputed Charges within 14 days after the date on which such Charges become due in accordance with paragraph 2.5; or (ii) otherwise materially breaches the provisions of this Schedule and, in each case, such breach is not remedied within 30 days. The Purchaser may terminate all or any of the Transitional Services by giving notice in writing to the Seller, the notice period to be at least the length specified for the relevant Transitional Service in Part 3 of this Schedule or immediately by notice in writing if the Seller materially breaches the provisions of this Schedule and such breach is not remedied within 30 days.

4.2

If a dispute or difference arises between the Seller and the Purchaser out of or in connection with any Transitional Service or other matter covered by this Schedule, the Seller and the Purchaser shall seek to resolve such dispute or difference through the following procedure:

EXECUTION VERSION

(a)

at the written request of either of the Seller or the Purchaser, the resolution of a dispute or difference shall be escalated for good faith consideration to the IT and Operations Director of the Seller and the Chief Information Officer of the Purchaser (or their respective designees as notified to the other party in writing); and

(b)

failing agreement by the persons above within ten Business Days of such written request, either the Seller or the Purchaser may initiate proceedings in accordance with clause 29 (Governing Law and Jurisdiction) of this agreement.

5.	General Exclusions

5.1

The Seller shall not be liable for any failure to provide, or for any delay in the provision of, or any failure to meet any service levels in respect of any of the Transitional Services if such failure or delay is caused, or to the extent such failure or delay is caused, by the Purchaser or any other member of the Purchaser’s Group or any of their respective officers, directors, employees, contractors, sub-contractors, agents or other representatives.

5.2

In relation to the respective party’s liability in respect of the Transitional Services and other matters in this Schedule (but with no effect on either party’s liability in respect of matters described in any other clause of this agreement):

(a)

neither party excludes or limits its liability: (i) for fraud; or (ii) for death or personal injury caused by its negligence or that of its employees or agents; or (iii) to the extent that such exclusion or limitation of its liability is not permitted by law;

(b)

subject to the foregoing, no party shall be liable to the other or to any member of the Purchaser’s Group or the Seller’s Group (as appropriate) whether in contract, tort (including negligence and breach of statutory duty) or otherwise for any indirect or consequential loss or damage, any loss of profits, loss of revenue, loss of anticipated savings, loss of goodwill or loss of contracts (in each case whether direct or indirect or consequential) or any punitive or exemplary damages, in each case to the extent that they arise in connection with the Transitional Services and the other matters described in this paragraph 5; and

(c)

subject to the foregoing, the maximum liability of: (i) the Seller and any member of the Seller’s Group to the Purchaser; and (ii) the Purchaser and any member of the Purchaser’s Group to the Seller, whether in contract (including under any indemnity), tort (including negligence and breach of statutory duty) or otherwise arising out of or in connection with the provision or receipt of the Transitional Services and the other matters described in this Schedule, shall be the aggregate sum of the Charges received from the Purchaser or a member of the Purchaser’s Group in respect of the Transitional Services.

6.	Purchaser’s Audit Rights

The Seller shall permit any regulator of the Purchaser in respect of the Business access to such systems, information (including, but not limited to, systems management procedures and data security standards), records, materials, explanations and assistance in respect of the Transitional Services as such regulator may reasonably require. The Seller shall ensure it is open and co-operative in performing its obligations under this paragraph 6.

EXECUTION VERSION

PART 3

TRANSITIONAL SERVICES

1.	General

1.1	The Seller shall:

(a)

appoint an ‘Account Manager’ as the primary contact and escalation point who the Purchaser may contact in relation to any matters arising out of the provision and/or receipt of the Transitional Services; and

(b)	provide support to the Purchaser in relation to any queries related to the Transitional Services in the same manner that those queries have been handled during the Comparison Period.

2.	Infrastructure

Service	Global Wide Area Network
Service Description	RSA Global Communications network connecting all RSA businesses with the Group Corporate Centre for the provision of Group Services (e.g. RSA Group Intranet, Finance portals).
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	Good Technology
Service Description	Technology platforms used by business executives for Mails on mobile devices
Service Term	6 months commencing on the date of Completion.
Notice period for early termination by Purchaser	1 month

Service	Lotus Notes Email
Service Description

RSA Email Platform used for all internal and external email communication purposes. Each RSA employee has a Lotus Notes Email account (e.g.“name”@[asia/hk/sg].rsagroup.com). There are also some generic business email addresses (e.g. General Broker/Customer contact).

The Lotus Notes application also supports a number of internal business processes (see below) that will need to be migrated to the go-forward solution.

Service Term	6 months commencing on the Completion Date.

EXECUTION VERSION

Notice period for early termination by Purchaser	1 month

Service	Blackberry
Service Description	Mobile technology platforms/devices used by business executives, leaders and managers.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	Vulnerability/Penetration/Protection
Service Description

McAfee Foundstone and Rapid 7 providing vulnerability scanning and protection to enable monitoring of exposure levels of key devices and web-facing infrastructure in respect of reported software flaws.

Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

3.	Applications

Service	Lotus Notes Team rooms
Service Description	Lotus Notes Application has been developed to support a number of business processes. These will need to be migrated to the proposed go-forward solution.
	Team Room	Function	Brief Outline
	IT Help Desk	IT	Team room used to track all IT Help Desk tickets
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	WebEx/Phone Conferencing
Service Description	RSA’s Web and Telephone Conferencing Service, provided by WebEx for Web/Phone and Genesys for Phone only

EXECUTION VERSION

Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	Remote Access (VPN)
Service Description	RSA internal remote network access. Employees with business requirement to access country specific RSA data services from remote locations / Home (e.g. Agents, Leaders).
Service Term	6 months from the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	Performance Management
Service Description	Intranet based application developed in-house, provides basic data input to a set structure for goal setting and reporting.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	EM MI
Service Description	Statutory Financial accounts reporting service. Accounts reconciled locally each reporting period.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	Star 3
Service Description	Statutory Financial accounts reporting service. Accounts reconciled locally each reporting period.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

EXECUTION VERSION

Service	Fraser
Service Description	Provides Management Reporting of Business Financial Data for RSA Group.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	GAIA
Service Description	RSA Geocode Risk Management application – Technology platform used by RSA Group Underwriting to assess geocoded risk locations for Underwriting and Risk accumulation purposes.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 month

Service	CQE - Commercial Quote Engine – Rating tool for Marine Hull
Service Description	RSA Asia uses a tool called CQE provided by RSA UK Commercial. This system is used by Marine Hull underwriters to rate Marine Hull business.
Service Term	6 months commencing on the Completion Date.
Notice period for early termination by Purchaser	1 Month

Service	Internet based Marine Insurance Management
Service Description	RSA uses a system provided by Oceanwide Inc. This system is an Internet based Marine Management system used exclusively to manage the operations of CMA CGM Account
Service Term	6 months commencing on the date of Completion.
Notice period for early termination by Purchaser	3 Months

EXECUTION VERSION

SCHEDULE 16

INTERPRETATION

1.	In this agreement:

Accounts means the audited balance sheet as at the Accounts Date, audited profit and loss accounts for the year ended on that date and other statutory forms, of the Business prepared in accordance with the Accounting Standards set out in the Data Room in folder 1.49;

Accounts Date means 31 December 2013;

Accounting Standards means Hong Kong Financial Reporting Standards;

Additional Senior Employees has the meaning given to it in paragraph 1.3(e) of Schedule 5;

Adjustment Amount has the meaning given in clause 8.2;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Seller’s Solicitors and the Purchaser’s Solicitors or otherwise by or on behalf of the Seller and the Purchaser with such changes as the Seller and the Purchaser may agree in writing before Completion;

Agreed Form Deed of Novation means the form of novation agreement set out in Schedule 13;

Assets means the assets to be sold by the Seller to the Purchaser under this agreement that are exclusive to the Business or predominantly used by the Business that are described in Part 1 of Schedule 3;

Assumed Liability Claim has the meaning given in clause 14.2;

Assumed Liabilities means:

(a)	all obligations and liabilities of the Seller under the Contracts;

(b)	all liabilities and obligations (including all business rents, rates and other periodic outgoings) in respect of the Property;

(c)	all obligations and liabilities relating to the Employees who have transferred to the Purchaser pursuant to the provisions of Schedule 7;

(d)

all liabilities and obligations in respect of the Insurance Policies and the Reinsurance Policies (including those liabilities and obligations falling within the scope of (i) the Hong Kong Insurance Portfolio and (ii) the Non-Transferring Policies);

(e)

(to the extent that such proposals do not form part of the Hong Kong Insurance Portfolio) any proposals for insurance not accepted as at the Completion Date, but which subsequently become policies written by or on behalf of the Business,

(f)	any Tax liabilities in respect of the operation of the Business (including, but not limited to, the utilisation or sale of any Assets) arising after Completion; and

(g)	any other obligations relating to the Business;

EXECUTION VERSION

Business means the insurance business carried on by the Seller in or from Hong Kong (as on the date of this agreement) acting through the Hong Kong Branch in classes 1-17 as described in Part 3, Schedule 1 of the Insurance Companies Ordinance, including, but not limited to all rights and obligations of the Seller under every Insurance Policy and Reinsurance Policy effected by the Seller before the Completion Date (including all outstanding claims arising under such contracts) and the continuation of any legal proceedings by or against the Seller which relate to such rights and obligations, and all the Assets and the Assumed Liabilities but excluding (i) the Excluded Assets, (ii) the Excluded Contracts and (iii) the Excluded Liabilities;

Business Cooperation Agreement means the business cooperation agreement, dated 1 January 2011, between the Seller (both for itself and as agent) and the Hong Kong Branch set out in the Data Room in folders 6.51.7 and 6.51.8;

Business Day means a day (other than a Saturday or Sunday or a day on which a tropical cyclone warning No. 8 or above or a “black” rainstorm warning is issued in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which banks are generally open in Hong Kong and London for normal business;

Business Intellectual Property Rights means all Intellectual Property Rights owned by the Seller or any member of the Seller’s Group and which are exclusive to the Business or predominantly used in connection with the Business;

Cessation of Business has the meaning given in clause 14.7;

Claims means all rights and claims of the Seller subsisting at Completion under any warranty, term, condition, guarantee or indemnity, whether express or implied, in favour of the Seller in relation to any Asset;

Competing Business has the meaning given in clause 21.5;

Completion means completion of the sale and purchase of the Business in accordance with this agreement;

Completion Balance Sheet means the completion balance sheet of the Business as at the Completion Balance Sheet Date to be prepared in accordance with Schedule 10;

Completion Balance Sheet Date means the date on which Completion takes place or, if Completion takes place other than on the last day of the calendar month (because that is not a Business Day), the last calendar day of the month immediately preceding the Completion Date;

Completion Date means the date upon which Completion takes place;

Completion Equity means the equity as at Completion being an amount equal to the total aggregate value of the Assets less the total aggregate value of the Assumed Liabilities of the Business as at Completion as ascertained in accordance with the provisions of Schedule 10 and shown in the Completion Balance Sheet;

Condition and Conditions have the meaning given in clause 4.1;

Confidentiality Agreement has the meaning given in clause 22.7(d);

Consideration means the total consideration payable by the Purchaser in respect of the Business under this agreement;

EXECUTION VERSION

Contracts means all contracts and agreements (other than (a) the Property Lease, (b) the contracts of employment with the Employees, (c) the Insurance Policies and the Reinsurance Policies and (d) Excluded Contracts) entered into or orders made before Completion by or on behalf of the Seller with third parties in connection with the Business which remain (in whole or in part) to be performed at Completion including (but without limitation) all orders and contracts for the sale or purchase of goods or provision or supply of services or for the hire purchase, credit sale, leasing or license of goods or services, or the licensing of Intellectual Property Rights;

control means:

(a)	in relation to a body corporate (Company A), the power of a person to secure (director or indirectly):

(i)	by means of the holding of shares in or the possession of voting power in or in relation to Company A or any other body corporate; or

(ii)	by virtue of any arrangements, including the constitutional documents of Company A or any other body corporate,

that the affairs Company A are conducted in accordance with the wishes of that person; and

(b)	in relation to a partnership or other unincorporated association, the right to a share of more than one-half of its net assets or net income;

Costs means all liabilities, actions, proceedings, costs, expenses, damages, claims and demands (including legal fees);

Counterparty has the meaning given in clause 13.2;

Coverage Confirmation Letter has the meaning given in clause 20.1(a);

Critical Warranties means each of the Warranties set out in paragraphs 1.1, 1.2, 1.3, 1.4, 1.14(a)(ii), 1.14(c) and 1.17 (excluding 1.17(c)) of Schedule 1;

Current Year Seller’s Group Reinsurance Policies has the meaning given in clause 20.1(b);

Data Room means the virtual data room titled Project Hockey and hosted by Intralinks, access to which has been made available to the Purchaser and containing those documents listed in the Data Room index annexed to the Disclosure Letter;

Debts means the aggregate amount of all sums due or payable to the Seller in connection with the Business at Completion being those debtors or other sums identified in “Insurance and Reinsurance Debtors” in the draft Completion Balance Sheet to the extent reflected in the Completion Balance Sheet including all premiums outstanding and due to the Seller in connection with the Business, but excluding all provisions for bad or doubtful debts;

Disclosed means information that has been fairly disclosed (being the disclosure of information with sufficient detail to identify the nature and scope of the matter disclosed);

Disclosure Letter means the letter of the same date as this agreement from the Seller to the Purchaser together with a Data Room index of the due diligence documents annexed to it in the Agreed Form;

Dispute has the meaning given in clause 29.2(a);

EXECUTION VERSION

Dispute Meeting has the meaning given in clause 29.2(a);

Dispute Notice has the meaning given in clause 29.2(a);

Distribution Channel Providers means any and all persons (including any agents, distributors, brokers, affinity partners, cedent partners of the Business and their respective representatives) who have an agreement with the Seller for the distribution of any Insurance Policies and/or Reinsurance Policies or any person (other than any Employee) who receives a commission from the Seller from the distribution of any Insurance Policies and/or Reinsurance Policies;

Domain Name means www.rsagroup.com.hk;

Due GWP has the meaning given in clause 8.1(c)(i);

Employees means those individuals employed by the Seller in the Business as at Completion and whose names (as at the date of this agreement) are set out in the document entitled “Employees” set out in the index contained in Annex 2 of the Disclosure Letter;

Employee Excluded Liabilities has the meaning given in paragraph 5 of Schedule 7;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements, and any agreement to create any of the foregoing;

Equipment means all the equipment, tangible chattels, office equipment, computer equipment and software, motor vehicles, furniture and fittings owned by the Seller that are exclusive to the Business or predominantly used by the Business;

Equity means HKD(169,544,375) (being the value of the investment revaluation reserve and the accumulated losses as shown on page 4 of the Accounts);

Excluded Assets means all the assets of the Seller’s Group (other than the Assets) including, for the avoidance of doubt:

(a)	any right, title or interest in the RSA Name, the Domain Names and RSA Marks and the goodwill of the Business relating to the RSA Name, the Domain Names and RSA Marks;

(b)	amounts recoverable in respect of Tax relating to the Business attributable to periods ended on or before, or transactions occurring on or before, Completion;

(c)	the Inadmissible Assets;

(d)	the statutory books and records of the Seller or any other member of the Seller’s Group not exclusively or predominantly related to the Business;

(e)	the benefit of this agreement and the other Transaction Documents; and

(f)	the Retained Business;

Excluded Contracts means those contracts and engagements shortly described in Schedule 9;

Excluded Liabilities means any and all:

EXECUTION VERSION

(a)

without prejudice to the Trade Mark Licence, liabilities or obligations relating to the Retained Business, Licenced RSA Marks or any Employee that does not transfer to the Purchaser after an offer of employment by the Purchaser made in accordance with the provisions of this agreement;

(b)	Tax liabilities that relate to the operation of the Business prior to Completion or which are otherwise attributable to the Seller in respect of the Business;

(c)	Employee Excluded Liabilities;

(d)	liabilities and obligations under the Excluded Contracts, Excluded Assets and all bank or other overdrafts and loans owing by the Seller; and

(e)	any Indebtedness between the Seller in connection with the Business and/or any member of the Seller’s Group outstanding as at Completion; and

(f)	the letter of credit of HKD685,000,000 provided by the Seller to the Insurance Authority;

Fundamental Warranties means those Seller’s Warranties set out in paragraphs 1.1, 1.2, 1.3, 1.4 and 1.17 of Schedule 1;

GBP means pounds sterling, the lawful currency of the United Kingdom;

Global Business has the meaning given in clause 19.1(a);

Global Business Reinsurance has the meaning given in clause 19.1(b);

Goodwill means the goodwill of the Business with the exclusive right to carry on the Business in succession to the Seller;

Government Agency means any government, governmental, semi-governmental, administrative, fiscal, taxing or judicial body, department, commission, authority, tribunal, agency or entity, whether at national, provincial, city or local level, and includes any person or body authorised by law or administrative regulation to give consents or impose requirements;

GWP Statement means the statement setting out the amounts of the MRP GWP, the MPP GWP, the IRP GWP and the IPP GWP as at the date on which Completion takes place to be prepared in accordance with Schedule 11;

HKD means Hong Kong dollars, the lawful currency of Hong Kong;

holding company means a holding company within the meaning of section 13 of the Companies Ordinance (Cap. 622);

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China;

Hong Kong Branch means the Seller, acting through its Hong Kong branch, whose registered office is at 32F, Dorset House, Taikoo Place, 979 Kings Road Quarry Bay, Hong Kong;

Hong Kong Insurance Portfolio means those Insurance Policies and Reinsurance Policies (excluding, for the avoidance of doubt, the Seller’s Group Policies) that are capable of being transferred under section 25D of the Insurance Companies Ordinance;

EXECUTION VERSION

Head Office Account means an amount due to the Seller and reflected in the Accounts as Head office account, which as at the Accounts Date was HKD117,686,000;

Inadmissible Assets means any assets that do not fall within the types of assets as described in the Eighth Schedule of the Insurance Companies Ordinance;

Inchcape Motor Scheme Agreement means the agreement entered into between the Seller and Crown Motors Limited, Crown Motors Development Limited, Inchcape Motors Limited and Inchcape Far East Company Limited in December 2012;

Indebtedness means, in respect of any company or other entity, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity) and shall include any indebtedness booked as outstanding between a branch and its parent;

Independent Accountants means such firm of certified public accountants as may be appointed under paragraphs 4.1 and 4.2 of Schedule 10;

Information means all information relating to the Business including (but without limitation) commercial information and techniques including (but not limited to) drawings, formulae, test reports, methodologies, procedures, practices, instruction manuals and tables of operating conditions and including all information relating to the marketing of any products or services supplied by the Business, including customer names and lists, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional materials;

Information Technology means any information technology systems including hardware owned or used by the Seller in connection with the Business and software owned or used by the Seller in connection with the Business, in each case that are material to the Business (excluding any shrink-wrapped, click-wrapped or other software commercially available off-the-shelf);

Initial Consideration has the meaning given in clause 7.1;

Insurance Authority means the Office of the Commissioner of Insurance in Hong Kong and its successors from time to time;

Insurance Authority Application has the meaning given in clause 5.3;

Insurance Companies Ordinance means the Insurance Companies Ordinance (Cap. 41, the Laws of Hong Kong);

Insurance Policy means a contract of insurance issued by the Seller as principal acting through the Hong Kong Branch which is regulated as part of the Business and which is entered into before Completion;

Intellectual Property Rights means rights in trade marks, rights in designs, patents, copyright, moral rights, database rights, rights in know-how and all other intellectual property rights in each case whether registered or unregistered, together with applications for the grant of any of these rights, and together also with all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world;

EXECUTION VERSION

Investments means the investments attributable to the Business;

Inwards Reinsurance Policy means each facultative and treaty inwards reinsurance policy entered into by the Seller acting through the Hong Kong Branch in connection with the Business before Completion;

IPP GWP has the meaning given in clause 8.1(c)(ii);

IRP GWP has the meaning given in clause 8.1(c)(ii);

Landlord means the counterparty of the Property Lease whose consent is required to assign or novate the Property Lease;

Licensed RSA Marks has the meaning given in the Trade Mark Licence;

Long Stop Date means the date falling 18 months after the date of this agreement;

Management Accounts has the meaning given in paragraph 1.8 of Schedule 1;

Manulife Agreement means the Joint Agreement entered into between the Seller and Manulife (International) Limited on 1 January 2012;

Material Contract means the agreements entered into by the Seller in connection with the Business and set out in the Data Room in folder 6.51;

MPP GWP has the meaning given in clause 8.1(c)(i);

MRP GWP has the meaning given in clause 8.1(c)(i);

Network Partner has the meaning given in clause 19.1(c);

Non-Transferring Policy means each Insurance Policy, each Inwards Reinsurance Policy and each Outwards Reinsurance Policy (excluding, for the avoidance of doubt, the Seller’s Group Policies) entered into by the Seller acting through the Hong Kong Branch in connection with the Business which does not fall within the scope of the Insurance Authority Application;

Outstanding Non-Transferring Policy has the meaning given in clause 13.4;

Premium Agreement means the various licence agreements and the software maintenance agreement set out in folders 5.13.17 and 5.13.18 of the Data Room;

Outwards Reinsurance Policy means each facultative reinsurance and treaty entered into by the Seller acting through the Hong Kong Branch before Completion to which the Seller is a party as reinsured with respect to a Hong Kong Insurance Policy;

Property means the Property described in Schedule 4;

Property Lease means, in respect of the Property referred to in Schedule 4, the lease under which it is held by the Seller as the tenant and includes every deed varying the lease and every licence granted under the lease and any option for renewal of the Property Lease;

EXECUTION VERSION

Public Official means:

(a)

an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of, a Government Agency, including such persons that have otherwise been appointed to serve with a public authority or other agency or have been commissioned to perform public administrative services regardless of the organizational form chosen to fulfil such duties;

(b)	a person holding a legislative, administrative or judicial position of any kind, regardless of whether elected or appointed, of a Government Agency;

(c)	an officer of, or individual who holds a position in, a political party;

(d)	a candidate for political office;

(e)	an individual who holds any other official, ceremonial or other appointed or inherited position with a Government Agency; or

(f)	an individual who exercises a public function for or on behalf of a country or territory or for any public agency or public enterprise of that country or territory.

Purchaser’s Group means the Purchaser and all its subsidiaries, holding companies and the subsidiaries of all its holding companies at the date of this agreement;

Purchaser’s Solicitors means Baker & McKenzie, 14th Floor, Hutchison House, 10 Harcourt Road, Hong Kong;

Rating Downgrade has the meaning given in clause 23.2;

Reinsurance Claim has the meaning given in clause 13.7;

Reinsurance Policy means each facultative and treaty inwards and outwards reinsurance policy entered into by the Seller acting through the Hong Kong Branch in connection with the Business before Completion;

Relevant Date means the date which is three years prior to the date of execution of this agreement;

Relevant Period has the meaning given in clause 8.1(c)(i);

Reserves means any reserve maintained by the Seller in relation to liabilities, whether for claims or otherwise, arising from the Insurance Policies;

Retained Business means any business, activities, operations, assets, rights, obligations or liabilities of any member of the Seller’s Group (including the Excluded Assets, the Excluded Contracts and the Excluded Liabilities) other than the Business;

RSA Marks means the RSA Name and any associated logos devices (including the “RSA wheel in motion”), or get-up and any other mark owned by any member of the Seller’s Group and any right, title or interest in or to the foregoing;

RSA Name means the names RSA, Royal & Sun Alliance or any words that include those words or are confusingly similar thereto;

Rules has the meaning given in clause 29.3(a);

Seller’s Group means the Seller and all its subsidiaries, holding companies and the subsidiaries of all its holding companies at the date of this agreement;

Seller’s Group Policies has the meaning given in clause 20.3;

EXECUTION VERSION

Seller’s Group Reinsurance Policies has the meaning given in clause 20.1(c);

Seller’s Solicitors means Allen & Overy, Hong Kong of 9th Floor, Three Exchange Square, Hong Kong;

Senior Employee has the meaning given in paragraph 1.18(a)(i) of Schedule 1;

Submission Date means the date of the submission of the Insurance Authority Application;

subsidiary means a subsidiary within the meaning of section 2 of the Companies Ordinance (Cap. 622);

Tax or Taxation means:

(a)

any liability to any form of taxation, duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities of any part of the world whether national, federal, state or local (including, without limitation, Hong Kong and the United Kingdom) whenever created or imposed and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, interest tax, salaries tax, property tax, taxes on income, estate duty, capital duty, capital gains tax, stamp duty, payroll tax, withholding tax, value added tax, taxes on goods and services, taxes on sales, rates, customs and other import and export duties and excise duties;

(b)

an amount equal to any deprivation of any relief, allowance, set off, deduction in computing profits or right to repayment of taxation granted by or pursuant to any legislation concerning or otherwise relating to taxation; and

(c)

all costs, interest, penalties, charges, additions to tax, surcharges, fines and expenses incidental or relating to taxation or to any relief, allowance, set off or deduction in computing profits or right to repayment of taxation;

Tax Warranties means the Warranties given in paragraph 1.19 of Schedule 1;

Trade Mark Licence means the trade mark licence of the RSA Marks in the Agreed Form;

Transaction Documents means this agreement, the documents referred to in it and any other agreements executed or to be executed by the parties (or by the Seller and the Purchaser alone) on the date of this agreement or Completion including, for the avoidance of doubt, the Trade Mark Licence;

Transferred Policy has the meaning given in clause 13.3;

VAT means value added tax chargeable under or pursuant to the Value Added Tax Act 1994 or Council Directive 2006/112/EC and other Taxes of a similar nature whether levied in Hong Kong or elsewhere;

Transitional Services has the meaning given in Schedule 15;

USD means United States dollars, the lawful currency of the United States of America;

Warranties means the warranties on the part of the Seller contained in Schedule 1;

Warranty Claim means a claim by the Purchaser for any breach or alleged breach of any of the Warranties; and

EXECUTION VERSION

2.

Where any statement in Schedule 1 or in the Disclosure Letter is qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Seller after having made due and careful enquiry of the following individuals:

Name	Title
Chris Colahan	CEO - Asia and Specialty
Terrance Charles	Regional Human Resources Director – Asia
Gareth Roberts	Chief Financial Officer – Asia, Singapore and Large & Complex
Joanne Fox	General Counsel – Asia
Ravikumar Murungacheri Ramachandran	IT & Ops Director – Asia, Singapore and Large & Complex
Phil Bulgin	Head of Mergers &Acquisitions, Emerging Markets
Mark Walker	CEO of the Hong Kong business
Clement Tang	Claims Director
Kee Eng Khor	Chief Financial Officer HK
Eddie Wong	HR Director
Harina Chan	IT & Operations Director
Andrew Tsang	Senior Manager, Legal, Risk & Compliance
Melinda Chan	Business Director, Manulife
Kelvin Cheung	Business Director, Intermediaries and Affinity
Ronnis Pun	Technical Director
Joe Leung	Senior Manager, Claims, Casualty
Ada Lui	Chief Actuary
Philip Kwan	Senior Manager, Accident & Health
Mark Watts	Senior Manager, Marine
Alexander Liu	Head of ProFin, AME
Ian Ovenden	Senior Casualty Manager
Johnny Suen	Senior Manager, Property

3.

Where any statement in this agreement is qualified by the expression so far as the Purchaser is aware or to the best of the Purchaser’s knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Purchaser after having made due and careful enquiry of the following individuals:

Name	Title
Wesley Dupont	EVP, General Counsel
Thomas Bradley	EVP, Chief Financial Officer
Frank D’Orazio	President, Bermuda & International Insurance
Julian James	President, London Branch Manager
William Cotter	EVP, Asia Pacific Division
Vivian Blanco	SVP, Deputy General Counsel
Sarah Doran	SVP, Investor Relations and Treasurer
Lee Dwyer	SVP, Finance
Peter Cooper	SVP, Chief International Corporate Actuary
Katherine Richardson	SVP, Human Resources

4.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes references to:

EXECUTION VERSION

(a)	that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)

any subordinate legislation made (before or after signature of this agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above.

5.	In this agreement:

(a)	words denoting persons shall include bodies corporate and unincorporated associations of persons;

(b)	references to an individual/a natural person include his estate and personal representatives;

(c)	subject to clause 25 references to a party to this agreement include references to the successors or assigns (immediate or otherwise) of that party;

(d)	references to the singular includes the plural and vice versa unless the context otherwise requires;

(e)	the words including and include mean including without limitation and include without limitation, respectively;

(f)	any reference importing a gender includes the other genders;

(g)	any reference to a time of day is to Hong Kong time;

(h)	any reference to writing includes typing, printing, lithography, photography and facsimile but excludes any other form of electronic communication;

(i)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document; and

(j)	any reference to a company includes any company, corporation or other body corporate wheresoever incorporated.

6.

If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence.

7.

The eiusdem generis rule does not apply to this agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

8.

A reference in this agreement to any Hong Kong legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than Hong Kong, to the extent that such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement.

EXECUTION VERSION

SIGNATORIES

Signed by Phil Bulgin	)
for ROYAL & SUN ALLIANCE INSURANCE PLC	)	…/s/ Phil Bulgin…………………………..

Signed by Wesley D. Dupont	)
for ALLIED WORLD ASSURANCE COMPANY, LTD	)	…/s/ Wesley D. Dupont………………..